As filed with the Securities and Exchange Commission on November 19, 2014

Registration No. 333-199612

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-1/A
Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALGAE DYNAMICS CORP
(Exact name of registrant as specified in its charter)

CONVERTED CARBON TECHNOLOGIES CORP.
 (Former Name)

Canada	2836	N/A
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

4120 Ridgeway Drive. Unit 37, Mississauga, ON L5L 5S9 Canada
 (416) 704-3040
(Address and telephone number of principal executive offices and principal place of business)

Joseph P. Galda, Esq.
J.P. Galda & Co.
143 Clover Hollow Road
Easton, Pennsylvania 18045
(215) 815-1534
 (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:

From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of Shares to be Registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of Registration Fee

Common Shares	1,801,212	$0.05	(1)	$90,060.60	(1)	$500.00	(2)
Total	1,801,212	$0.05	(1)	$90,060.60	(1)	$500.00	(2)

1 Pursuant to Rule 457, the maximum offering price per share is based upon the stated value of the common shares since there is no established market for the common shares and the book value of the common shares is negative.
2 Previously paid.

In the event of stock splits, stock dividends, or similar transactions involving the Registrant’s common shares, the number of shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED November 19, 2014

PROSPECTUS

1,801,212 SHARES

ALGAE DYNAMICS CORP.

COMMON SHARES

●
This is a resale prospectus for the sale of up to 1,801,212 of our common shares by the selling shareholders listed herein. We will not receive any proceeds from any sales made by the selling shareholders.

●	This is the initial registration of our common shares. Our common shares are presently not traded on any market or securities exchange and are not now quoted on any over-the-counter market.

●
Until our common shares are traded on the OTC Bulletin Board, the selling shareholders will sell their shares at US$1.50 per share and thereafter may offer the shares through public or private transactions, at prevailing market prices or any privately negotiated prices. See “Plan of Distribution.”

INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________ ___, 2014.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus. Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” or the “Registrant” refer to Algae Dynamics Corp., a Canadian corporation.  References to “$” refer to monetary amounts expressed in Canadian dollars.  All references to “US$” refer to monetary expressed in United States dollars.

Our Business

Corporate Information

We were incorporated under the Canada Business Corporations Act on October 7, 2008.   We recently amended our articles of incorporation to change our name, to remove private company restrictions and to effect a one for four reverse stock split.  All share references in this prospectus have been adjusted to give effect to the reverse stock split.

We are currently engaged in the commercialization of our proprietary BioSilo™ algae cultivation system for the high volume, low cost production of pure contaminant-free algae biomass. This biomass is high in Omega-3s DHA/EPA, vitamins, minerals and antioxidants, all of which are in demand by the growing multibillion dollar food/beverage and health care sectors. Our integrated  BioSilo™ manufacturing system provides low cost algae biomass production with modest capital cost requirements compared to conventional approaches. Furthermore, our “controlled outcomes” technology provides ultra-high purity algae biomass, differentiating it from other producers in the market. Following completion of a commercial-scale demonstration facility we intend to produce algae biomass for sale into the functional additive and supplement markets.

BioSilo™ has a small footprint and is modular in nature to allow scalable construction. The system cultivates a wide variety of algae species specific to the requirements of customers.

Global consumer spending on the omega-3 foods and beverage products (excluding fish), health and beauty care products (including supplements), and pet products was estimated at $13 billion in 2011. The global retail market for omega-3-enhanced foods was estimated at nearly $8 billion in 2010, a 17% increase over 2009 sales. The global market for omega-3 packaged consumer products was projected to continue robust growth through 2015, at annual growth rates of 15%-20%. (source: Packaged Facts - Global Trends and Opportunities, September 2011)

We expect to generate revenue by supplying powdered algae biomass, initially chlorella powder and tablets, and subsequently Omega-3 oil, which can be used as nutrient rich ingredients for our customers. The current average prices (May 2014) are $46.80/kg for Chlorella powder – wholesale (source: Frost & Sullivan, Chris Shanahan April 2013), Chlorella tablets $250/kg (retail) and $87.85/kg -wholesale  for Omega-3 oils ((source: F & S June 2011) While this pricing data is the most recent available to us, and we believe it to be indicative of current market conditions, investors are cautioned not to place undue reliance upon such data. There are nearly 1,000 new products with Chlorella as an ingredient for food and beverage markets. (source: Agriculture Canada, April 2013)

The BioSilo™ system is comprised of the Pure BioSilo™ and Pro-BioSilo™ components.The Pure-BioSilo™ process was proven to be successful during cultivation of three different species supplied by Dr. Kirsten Muller, Phycology/Biology department at the University of Waterloo.  This system will be utilized to inoculate our commercial scale Pro-BioSilo™, designed for enhanced productivity without affecting nutritional values of Chlorella microalgae. This system demonstrates a high growth rate at high biomass concentrations with consistent properties.

Pro-BioSilo™ operates in a fed-batch mode for suspended cell cultures. In fed-batch mode, additional media and nutrients are added to the bioreactor at different times during the cell cultivation process to supplement the carbon source and other nutrients.

An experimental 5 litre set-up has demonstrated concentrations of 100 grams/litre over a five day period, when its expediential productivity curve was reached. The Pure-BioSilo™ process has been successfully scaled up to 500 litres. During the initial commercialization phase, the Pro-BioSilo™ process will be utilizing a 50 litre system. Once the growth rates are confirmed and parameters established, we intend to add multiple 100 litre vessels - each producing 800 grams/day of chlorella powder. This production volume will be used to obtain all necessary certifications and provide prospective customers with samples to secure initial sales.

While we have been in business since 2008, we have not generated any revenues to date. Our activities have been principally directed towards development of our BioSilo™ algae cultivation system, as well as proving the ability of the system to scale to a level sufficient to meet commercial demand that may develop.  However, there can be no assurance that our commercial scale facility will produce the pure contaminant – free algae biomass in sufficient quantity or that the market will accept our powdered algae biomass.

We incurred a net loss of $232,956 for the year ended March 31, 2014, and a working capital deficit of $434,263 as of March 31, 2014, and our net loss increased to $566,598 during the six month period ended September 30, 2014 as we increased our activities leading up to commercial production. We do not anticipate having a positive net income in the immediate future. Net cash used by operations for the year ended March 31, 2014 was $207,105 and $263,957 for the six month period ended September 30, 2014. These conditions create an uncertainty as to our ability to continue as a going concern.

We continue to rely on advances and sale of equity to fund operating shortfalls and do not foresee a change in this situation in the immediate future. There can be no assurances that we will be able to continue to access advances and sales of equity, without which we will not be able to continue operations. We are pursuing additional sources of financing but there is no assurance that additional capital will be available to the Company on acceptable terms or at all.

Emerging Growth Company Status

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including, but not limited to: presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure in this prospectus; not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; having reduced disclosure obligations regarding executive compensation in our periodic reports and proxy or information statements; being exempt from the requirements to hold a non-binding advisory vote on executive compensation or seek stockholder approval of any golden parachute payments not previously approved; and not being required to adopt certain accounting standards until those standards would otherwise apply to private companies. As an "emerging growth company" under the JOBS Act, we are permitted to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. However, we are electing not to take advantage of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to not take advantage of the extended transition period for complying with new or revised accounting standards is irrevocable.

        Although we are still evaluating our options under the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an "emerging growth company" and thus the level of information we provide may be different than that of other public companies. If we do take advantage of any of these exemptions, some investors may find our securities less attractive, which could result in a less active trading market for our common stock, and our stock price may be more volatile.

        We could remain an "emerging growth company" until the earliest to occur of:

●	the last day of the fiscal year following the fifth anniversary of this offering;

●	the last day of the first fiscal year in which our annual gross revenues exceed US$1 billion;

●	the last day of the fiscal year in which we are deemed to be a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700 million as of the last business day of the second fiscal quarter of such fiscal year; or

●	the date on which we have issued more than US$1 billion in non-convertible debt securities during the preceding three-year period.

SUMMARY OF THE OFFERING

Common shares offered by the Company	None

Common shares offered by the selling shareholders	1,801,212(1)

Common shares outstanding after the offering	9,541,210(1)

Use of proceeds	We will not receive any proceeds from the resale of the shares offered hereby, all of which proceeds will be paid to the selling shareholders.

Risk Factors	The common shares offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

(1) Includes 327,500 common shares issuable upon the exercise of outstanding warrants the resale of which is registered pursuant to this registration statement but does not include common shares issuable upon exercise of warrants which are currently exercisable but have not been registered under the registration statement.

SUMMARY OF FINANCIAL INFORMATION

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.  The amounts below are expressed in Canadian dollars.

	Fiscal year ended March 31, 2014 (audited)	Fiscal year ended March 31, 2013 (audited)	Six months ended September 30, 2014 (unaudited)	Six months ended September30, 2013 (unaudited)
Operating Statement Data:
Revenues	$0	$0	$0	$0
Expenses	232,956	91,369	566,598	40,613
Profit (Loss) from Operations	$(232,956)	$(91,369)	$(566,598)	$(40,613)
Net Loss	$(232,956)	$(91,369)	$(566,598)	$(40,613)
Net Profit (Loss) Per Share	$(0.03)	$(0.01)	$(0.06)	$(0.00)
Balance Sheet Data:
Total Assets	$125,132	$13,575	$174,286
Total Liabilities	518,936	502,603	797,218
Common shares issued and outstanding	8,606.250	8,606.250	9,207,010
Shareholders’ Equity (Deficiency)	$(393,804)	$(489,028)	$(622,932)

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this Prospectus contains forward-looking statements involving risks and uncertainties. The words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions or variations thereof are intended to forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this registration statement on Form S-1 entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Registrant believes that the expectations reflected in the forward looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Registrant’s financial statements and the related notes included in this registration statement on Form S-1.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in our public filings before making an investment decision with regard to our securities. The statements contained in or incorporated into this registration statement on Form S-1 that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. While the risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. If any of the following events described in these risk factors actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common shares could decline, and you may lose all or part of your investment.

General Risk Factors

We have a limited operating history and number of commercialized products, have incurred significant losses to date and anticipate continuing to incur losses in the future, and we may not achieve or maintain profitability. As a result, our financial statements contain a "going concern" explanatory paragraph.

We are an early stage company with a limited operating history, and we have only recently begun to commercialize our products. We have incurred operating losses since our inception in October 2008, and we expect to continue to incur operating losses for the foreseeable future. At March 31, 2014, we had an accumulated deficit of $722,084. For the years ended March 31, 2014 and 2013, we had a net loss attributable to common shareholders of $232,956, and $91,369, respectively. The loss accelerated in the six month period ended September 30, 2014 to $566,598 as we increased our activities leading up to commercial production. As a result, the financial statements of the Company include an explanatory paragraph stating that there is substantial doubt that the Company will continue as a going concern. If our revenues grow slower than anticipated, or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress our stock price.

Our products are in the early stages of commercialization, and our business may fail if we are not able to successfully generate significant revenues from these products.

Our future success will depend in part on our ability to commercialize the product candidates we are developing. Successful development of our product candidates will require significant additional investment, including costs associated with research and development, completing field trials and obtaining regulatory approval, as well as the ability to manufacture our products in large quantities at acceptable costs while also preserving high product quality. Difficulties often encountered in scaling up production include problems involving production yields, quality control and assurance, shortage of qualified personnel, production costs and process controls. In addition, we are subject to inherent risks associated with new products and technologies. These risks include the possibility that any product candidate may:

●	be found unsafe;

●	be ineffective or less effective than anticipated;

●	fail to receive necessary regulatory approvals;

●	be difficult to competitively price relative to alternative methods of production of Chlorella and Omega-3;

●	be difficult or impossible to manufacture on an economically viable scale;

●	be subject to supply chain constraints for raw materials;

●	fail to be developed and accepted by the market prior to the successful marketing of similar products by competitors;

●	be impossible to market because it infringes on the proprietary rights of third parties; or

●	be too expensive for commercial use.

Failure to achieve expected manufacturing yields for our products could negatively impact our operating results.

Low yields may result from process design, development stage or process technology failures. We do not know whether a yield problem exists until our products are manufactured based on our design. When a yield issue is identified, the product is analyzed and tested to determine the cause. As a result, yield deficiencies may not be identified until well into the production process. We have limited experience producing our products at commercial scale, and we will not succeed if we cannot maintain or decrease our production costs and effectively scale our technology and manufacturing processes.

We have limited experience in marketing and selling our products and will need to expand our sales and marketing infrastructure.

We currently have limited sales and marketing experience and capabilities. We will need to further develop our sales and marketing capabilities in order to successfully commercialize the products we are developing, which may involve substantial costs. There can be no assurance that the members of our sales and marketing team will successfully compete against the sales and marketing teams of our current and future competitors, many of which may have more established relationships with distributors and growers. Our inability to recruit, train and retain sales and marketing personnel or their inability to effectively market and sell the products we are developing could impair our ability to gain market acceptance of our products and cause our sales to suffer.

If we are unable to maintain and further establish successful relations with third-party distributors, or they do not focus adequate resources on selling our products or are unsuccessful in selling them to end users, we may not achieve significant sales of our products.

Our future revenue growth will depend in large part on our success in establishing and maintaining this sales and distribution channel. If our distributors are unable to sell our products, or receive negative feedback from end users, they may not continue to purchase or market our products.

In addition, there can be no assurance that our distributors will focus adequate resources on selling our products to end users or will be successful in selling them. Many of our potential distributors are in the business of distributing and sometimes manufacturing other, possibly competing, products. As a result, these distributors may perceive our products as a threat to various product lines currently being distributed or manufactured by them. In addition, these distributors may earn higher margins by selling competing products or combinations of competing products. If we are unable to establish or maintain successful relationships with independent distributors, we will need to further develop our own sales and distribution capabilities, which would be expensive and time-consuming and the success of which would be uncertain.

We rely on the experience and expertise of our senior management team and other key personnel, and if we are unable to recruit or retain qualified personnel, our development and commercialization efforts may be significantly delayed.

We depend heavily on the principal members of our management, particularly Richard Rusiniak, our co-founder and Chief Executive Officer, and Paul Ramsay, our co-founder and President, the loss of whose services might significantly delay or prevent the achievement of our business objectives. We do not maintain key-man insurance on their lives.

As we expand our operations, we will need to hire additional qualified research and development and management personnel to succeed. The process of hiring, training and successfully integrating qualified personnel into our operation is a lengthy and expensive one. The market for qualified personnel is very competitive because of the limited number of people available with the necessary technical skills and understanding of our technology and anticipated products. Our failure to hire and retain qualified personnel could impair our ability to meet our research and development and business objectives and adversely affect our results of operations and financial condition.

We also have relationships with scientific collaborators at academic and other institutions, some of whom conduct research at our request or assist us in formulating our research and development strategy. These scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these scientific collaborators and can generally expect these individuals to devote only limited amounts of time to our activities. The inability of any of these persons to devote sufficient time and resources to our programs could harm our business. In addition, these collaborators may have arrangements with other companies to assist those companies in developing technologies that may compete with our products.

Our intellectual property is integral to our business. If we are unable to protect our patents and proprietary rights, our business could be adversely affected.

Our success depends in part on our ability to obtain and maintain patent and other proprietary rights protection for our technologies and products in the United States and other countries. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. As of March 31, 2014, we had one U.S. and one Canadian engineering and process patents allowed and we anticipate filing additional patent applications in the medium term.

The patent position of biotechnology and biochemical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems and costs in protecting our proprietary rights in these foreign countries.

Our patents may be challenged, narrowed, invalidated or circumvented. In addition, our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products or provide us with any competitive advantage. We are not certain that our future patent applications will be issued. Moreover, our competitors could challenge or circumvent our patents or pending patent applications. It is also not possible to patent and protect all knowledge and know-how associated with our products so there may be areas that are not protected such as certain formulations and manufacturing processes. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Intellectual property litigation could cause us to spend substantial resources and could distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development, sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.

We have taken measures to protect our trade secrets and know-how, including the use of confidentiality agreements with our employees, consultants, advisors and third-party manufacturers. It is possible that these agreements may be breached and that any remedies for a breach will not make us whole. In addition, some courts inside and outside of the United States are less willing or unwilling to protect trade secrets. We generally control and limit access to, and the distribution of, our product documentation and other proprietary information. Despite our efforts to protect these proprietary rights, our trade secret-protected know-how could fall into the public domain, unauthorized parties may copy aspects of our process and obtain and use information that we regard as proprietary. We also cannot guarantee that other parties will not independently develop our knowhow or otherwise obtain access to our technologies.

Third parties may misappropriate our algae strains.

Third parties, including contract manufacturers, often have custody or control of our algae strains. If our algae strains were stolen, misappropriated or reverse engineered, they could be used by other parties who may be able to reproduce the algae strains for their own commercial gain. If this were to occur, it would be difficult for us to challenge and prevent this type of use, especially in countries with limited intellectual property protection.

Other companies may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling our products.

Our success depends in part on our ability to operate without infringing the patents and proprietary rights of third parties. Product development is inherently uncertain in a rapidly evolving technological environment such as ours in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Patents issued to third parties may contain claims that conflict with our patents and that may place restrictions on the commercial viability of our products and technologies. Third parties could assert infringement claims against us in the future. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products, product candidates and technology. We may not be aware of all such third-party intellectual property rights potentially relevant to our products and product candidates.

Any litigation, adversarial proceeding or proceeding before governmental authorities regarding intellectual property rights, regardless of its outcome, would probably be costly and require significant time and attention of our key management and technical personnel. Litigation, adversarial proceedings or proceedings before governmental authorities could also force us to:

●	stop or delay using our proprietary technology;

●	stop or delay selling, manufacturing or using products that incorporate the challenged intellectual property;

●	pay damages; and/or

●	enter into licensing or royalty agreements which, if available at all, may only be available on unfavorable terms.

Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

If we fail to maintain and successfully manage our existing, or enter into new, strategic collaborations and other relationships, we may not be able to expand commercial development and sales of many of our products.

Our ability to enter into, maintain and manage collaborations and other relationships in our markets is fundamental to the success of our business. We may not be successful in entering into such arrangements with third parties for the sale and marketing of our products. Any failure to enter into new strategic arrangements on favorable terms or to maintain or manage our existing strategic arrangements could delay or hinder our ability to develop and commercialize our ingredients and could increase our costs of development and commercialization.

We may be exposed to product liability claims, which could harm our business.

The manufacture and sale of food additives and health products is regulated by various local, state, federal and foreign environmental and public health agencies. The costs of remediation or product liability could materially adversely affect our future quarterly or annual operating results.

We may be held liable for, or incur costs to settle, liability claims if any products we develop, or any products that use or incorporate any of our technologies, cause injury or are found unsuitable during product testing, manufacturing, marketing, sale or use. These risks exist even with respect to products that have received, or may in the future receive, regulatory approval, registration or clearance for commercial use. We cannot guarantee that we will be able to avoid product liability exposure.

We currently maintain product liability insurance at levels we believe are sufficient and consistent with industry standards for companies at our stage of development. We cannot guarantee that our product liability insurance is adequate and, at any time, it is possible that this insurance coverage may not be available on commercially reasonable terms or at all. A product liability claim could result in liability to us greater than our assets or insurance coverage. Moreover, even if we have adequate insurance coverage, product liability claims or recalls could result in negative publicity or force us to devote significant time and attention to those matters, which could harm our business.

 Our business is subject to various governmental regulations, and compliance with these regulations may cause us to incur significant expenses. If we fail to maintain compliance with applicable regulations, we may be forced to recall products and cease their manufacture and distribution, which could subject us to civil or criminal penalties.

The complex legal and regulatory environment exposes us to compliance and litigation costs and risks that could materially affect our operations and financial results. These laws and regulations may change, sometimes significantly, as a result of political or economic events. They include environmental laws and regulations, tax laws and regulations, import and export laws and regulations, government contracting laws and regulations, labor and employment laws and regulations, securities and exchange laws and regulations, and other laws such as the Foreign Corrupt Practices Act. In addition, proposed laws and regulations in these and other areas could affect the cost of our business operations. We face the risk of changes in both domestic and foreign laws regarding trade, potential loss of proprietary information due to piracy, misappropriation or foreign laws that may be less protective of our intellectual property rights. Violations of any of these laws and regulations could subject us to criminal or civil enforcement actions, any of which could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to this Offering

There is no active market for the Company’s securities

Currently, no active market exists for the common shares and there is no assurance that an active trading market will ever develop or, if developed, that it will be sustained. A purchaser of the common shares may, therefore, be unable to resell the purchased securities. Consequently, holders of the common shares may not be able to liquidate their investment in the event of an emergency or for any other reason, and the purchased securities may not be readily accepted as collateral for a loan. Therefore, proposed investors are advised that the purchase of the common shares should be considered only as a long-term and speculative high-risk investment.  Due to the absence of a public market for the purchased securities: (i) investors may not be able to liquidate their investment in the event of an unexpected need for cash; (ii) transferability of the purchased securities is extremely limited; and (iii) in the event of a disposition of the purchased securities, the investor could sustain a loss of all or any part of his investment.

The Company has no current plans to pay dividends on its Common Shares.

The Company does not anticipate paying any cash dividends in the foreseeable future. If the Company incurs indebtedness in the future to fund its future growth, its ability to pay dividends may be further restricted by the terms of such indebtedness.

Because a small number of existing shareholders own a large percentage of the Company's voting stock, you will have minimal influence over shareholder decisions.

Existing management has significant stock ownership in the Company and will retain control of the Company in the future. As a result of such ownership concentration, these individuals will have significant influence over the management and affairs of the Company and its business. It will also exert considerable, ongoing influence over matters subject to stockholder approval, including the election of directors and significant corporate transactions, such as a merger, sale of assets or other business combination or sale of the Company.  This concentration of ownership may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, even if such a transaction would benefit other stockholders.

If we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, investors' views of us and, as a result, the value of our common stock.

        Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with the annual report for our fiscal year ending March 31, 2016. When and if we are a "large accelerated filer" or an "accelerated filer" and are no longer an "emerging growth company," each as defined in the Exchange Act, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. However, for so long as we remain an emerging growth company, we intend to take advantage of an exemption available to emerging growth companies from these auditor attestation requirements. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we will need to upgrade our systems including information technology; implement additional financial and management controls, reporting systems, and procedures; and hire additional accounting and finance staff. If we or, if required, our auditors are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting, and the trading price of our common stock may decline.

We are an emerging growth company, and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

        We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act and are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements, exemptions from the requirements of holding non-binding advisory votes on executive compensation and seeking stockholder approval of any golden parachute payments not previously approved and not being required to adopt certain accounting standards until those standards would otherwise apply to private companies. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of this offering, although circumstances could cause us to lose that status earlier, including if we become a large accelerated filer (in which case we will cease to be an emerging company as of the date we become a large accelerated filer, which, generally, would occur if, at the end of a fiscal year, among other things, the market value of our common stock that is held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter), if we have total annual gross revenue of US$1.0 billion or more during any fiscal year (in which cases we would no longer be an emerging growth company as of March 31 of such fiscal year), or if we issue more than US$1.0 billion in non-convertible debt during any three year period before that time (in which case we would cease to be an emerging growth company immediately). Even after we no longer qualify as an emerging growth company, we may still qualify as a "smaller reporting company," which would allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under Canadian law, we conduct substantially all of our operations in Canada and most of our directors and all of our executive officers reside outside the United States.

We are incorporated in Canada and conduct substantially all of our operations in Canada. Most of our directors and all of our executive officers reside outside the United States and a substantial portion of their assets are located outside of the United States. As a result, it may not be possible for investors to enforce, outside the United States, judgments against the Company obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal and state securities laws. In addition, certain of the directors and officers of the Company are residents of Canada or other jurisdictions outside of the United States, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United States federal and state securities laws.

USE OF PROCEEDS

We will receive no proceeds from the sale of any of or all of the shares being offered by the selling security holders under this prospectus.

DETERMINATION OF OFFERING PRICE

This prospectus covers the resale by selling shareholders of shares of our Common Stock that they have already acquired from us. The selling shareholders initially will sell shares of common stock at a price of US$1.50 per share until they are quoted on the OTCBB, and thereafter may sell some or all of their shares from time to time at prevailing market prices, once they are quoted on the OTCBB, or at privately negotiated prices, and may sell either directly or through a broker-dealer in transactions between selling shareholders and purchasers, or otherwise. The initial offering price was determined based on the selling shareholders’ internal assessment of what the market would support. There is no relationship whatsoever between this price and our assets, results of operations, book value or any other objective criteria of value. A FINRA registered broker-dealer unaffiliated with the Company or the selling shareholders has applied to have our common shares quoted on the OTC Bulletin Board. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus is a part. If our common shares become quoted on the OTC Bulletin Board and a market for the shares develops, the actual price of shares will be determined by prevailing market prices at the time of sale or by private transactions. The offering price would thus be determined by market factors.

SELLING SHAREHOLDERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth as of November 14, 2014, certain information with respect to the beneficial ownership of the common shares as to each selling stockholder listed below (collectively, the “Selling Shareholders”), together with the beneficial ownership of each of our directors and officers, and our directors and officers as a group.

	Shares Beneficially Owned Prior to Offering			Shares which may be offered Pursuant to this Offering		Shares Beneficially Owned After Offering
Name	Number		Percent (a)	Number		Number (b)		Percent (a)

Paul Ramsay	3,894,230		42.3%	389,423		3,504,807		38.0%
4120 Ridgeway Drive. Unit 37,
Mississauga, ON L5L 5S9 Canada
Richard Rusiniak	3,894,230		42.3%	389,423		3,504,807		38.0%
4120 Ridgeway Drive. Unit 37,
Mississauga, ON L5L 5S9 Canada
W. Cameron McDonald	0		0%	0		0		0%
4120 Ridgeway Drive. Unit 37,
Mississauga, ON L5L 5S9 Canada
Ross Eastley	311,538		3.38%	31,154		280,384		3.0%
4120 Ridgeway Drive. Unit 37,
Mississauga, ON L5L 5S9 Canada
P. Blair Mullin	337,500	(1)	3.5%	325,000	(1)	12,500	(1)	*
7185 Joshua Road
Oak Hills, CA 92344
Graeme Phipps	66,963	(2)	*	44,642		22,321	(2)	*
Kristen Muller	312,500		3.39%	31,250		281,250		3.1%
Brendan McConkey	75,000		*	7,500		67,500		*
Sarah Ruffell	112,500		1.22%	11,250		101,250		1.1%
Sandra Ramsay and Paul Gowan	17,250	(3)	*	12,750		4,500	(3)	*
Robert MacLean	9,250	(4)	*	7,000		2,250	(4)	*
Catherine Chiesa	26,786	(5)	*	17,857		8,929	(5)	*
Roy Gallo	33,482	(6)	*	22,321		11,161	(6)	*
Cindy Paskey	33,482	(6)	*	22,321		11,161	(6)	*
Burt Schertzing	13,392	(7)	*	8,928		4,464	(7)	*
David Fast	22,875	(8)	*	15,250		7,625	(8)	*
Dianne Green	53,571	(9)	*	35,714		17,857	(9)	*
Michael Green	60,267	(10)	*	40,178		20,089	(10)	*
Fayroon Kandasamy	91,071	(11)	*	60,714		30,357	(11)	*
Michael Cordasco	26,384	(12)	*	17,589		8,795	(12)	*
6846360 Canada Ltd.
Carmen Menechella	13,500	(13)	*	9,000		4,500	(13)	*
632162 Ontario Ltd.
Marvin Mimms	13,500	(13)	*	9,000		4,500	(13)	*
Peter Padula	13,500	(13)	*	9,000		4,500	(13)	*
Padula Holdings Inc.
Dino Padula	13,500	(13)	*	9,000		4,500	(13)	*
D.P. Holdings Inc.
Elio Petrocelli	13,500	(13)	*	9,000		4,500	(13)	*
Petrocelli Holdings Inc.
Monika Pompetzki	13,392	(7)	*	8,928		4,464	(7)	*
Sandra Elsley	22,500	(14)	*	22,500	(14)	0		0%
Fred Hawa	5,000	(15)	*	5,000	(15)	0		0%
Gillies Hunter	20,088	(16)	*	13,392		6,696	(16)	*
Patricia Johann Widdis	200,892	(17)	2.16%	133,928		66,964	(17)	*
Teresa Nowak	13,500	(13)	*	9,000		4,500	(13)	*
Sylvia Nowak	27,750	(18)	*	18,500		9,250	(18)	*
Michael Lynch	13,500	(13)	*	9,000		4,500	(13)	*
Lawrence MacLean	6,750	(19)	*	4,500		2,250	(19)	*
Marc Sawicki	7,500	(20)	*	5,000		2,500	(20)	*
Marianna Glazounova	44,250	(21)	*	29,500		14,750	(21)	*
Joseph P. Galda	10,050	(22)	*	6,700		3,350	(22)	*
All directors and officers as a group (6 persons)	8,459,998	(1)(14)	88.6%	1,157,500	(23)	7,302,498		79.2%

(1)
Includes 25,000 common shares and exercisable warrants to purchase 312,500 common shares registered in the name of Apollo Marketing LLC, as to which Mr. Mullin exercises sole voting and investment control.

(2)	Includes exercisable warrants to purchase 22,321 common shares.

(3)	Includes exercisable warrants to purchase 4,500 common shares.

(4)	Includes exercisable warrants to purchase 2,250 common shares.

(5)	Includes exercisable warrants to purchase 8,929 common shares.

(6)	Includes exercisable warrants to purchase 11,161 common shares.

(7)	Includes exercisable warrants to purchase 4,464 common shares.

(8)	Includes exercisable warrants to purchase 7,625 common shares.

(9)	Includes exercisable warrants to purchase 17,857 common shares.

(10)	Includes exercisable warrants to purchase 20,089 common shares.

(11)	Includes exercisable warrants to purchase 30,357 common shares.

(12)	Includes exercisable warrants to purchase 8,795 common shares.

(13)	Includes exercisable warrants to purchase 4,500 common shares.

(14)	Includes exercisable warrants to purchase 22,500 common shares.

(15)	Includes exercisable warrants to purchase 5,000 common shares.

(16)	Includes exercisable warrants to purchase 6,696 common shares.

(17)	Includes exercisable warrants to purchase 66,964 common shares.

(18)	Includes exercisable warrants to purchase 9,250 common shares.

(19)	Includes exercisable warrants to purchase 2,250 common shares.

(20)	Includes exercisable warrants to purchase 2,500 common shares.

(21)	Includes exercisable warrants to purchase 14,750 common shares.

(22)	Includes exercisable warrants to purchase 3,350 common shares.

(23)	Includes exercisable warrants to purchase 322,500 common shares.

* Less than 1%

(a) Applicable percentage of ownership is based on 9,213,710 shares of Common Stock outstanding as of  November 14, 2014 plus all applicable options, warrants and other securities convertible into shares of Common Stock for the named stockholder.  Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares.  Shares of Common Stock subject to options, warrants or other convertible securities exercisable within 60 days after November 14, 2014 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities, but are not deemed outstanding for computing the percentage of any other person.  Except as otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the shares shown.
(b) Assumes sale of all shares offered under this prospectus.

Certain of the Selling Shareholders are related to one another.  Mr. Ramsay is common law to Sylvia Nowak, and is the brother of Sandra Ramsay and brother-inlaw to Paul Gowan. Teresa Nowak is the mother of Sylvia Nowak.

 Mr. Rusiniak is common law to Marianna Glasounova. Dianne and Michael Green and Cindy Paskey and Roy Gallo are married to each other, respectively. Peter and Dino Padula are brothers.

Messrs. Ramsay, Rusiniak, and Eastley, Dr. McConkey, Dr. Muller and Ms. Ruffell are founding shareholders of the Company and acquired all of their common shares at the founding of the Company at a price of $0.0012 per share.  Sandra Ramsay and Paul Gowan acquired 3,750 shares and Robert MacLean acquired 2,500 common shares at the founding of the Company at a price of $0.0012 per share and the balance of their shares and warrants in the private placement described below. Of Mr. Mullin’s common shares, beneficial ownership of 300,000 common shares was acquired under warrants issued pursuant to an advisory agreement (See “Certain Relationships and Related Party Transactions”) and the balance were acquired in the private placement.  Ms. Elsley and Mr. Hawa acquired their warrants as compensation for services provided to the Company. Graeme Phipps acquired his units at $0.56 on June 6, 2014.The balance of the common shares offered by the selling shareholders was acquired in a private placement for cash at a purchase price of $1.12 per unit, each unit consisting of one common share and one-half common share purchase warrant.  See “Description of Securities.” Mr. Galda acquired his common shares and warrants on October 22, 2014 upon cancellation of US$10,050 of legal fees at a deemed purchase price of US$1.50 per unit, each unit consisting of one common share and one-half common share purchase warrant, exercisable for two years at US$1.50 per share.

None of the selling shareholders are broker-dealers.

Except for Messrs. Rusiniak, Ramsay, Eastley, Mullin, and Ms. Elsley, each of whom is a current director and/or officer of the Company, and Drs. Muller and McConkey and Ms. Ruffell, each of whom is a current consultant to the Company, none of the selling shareholders have had any material relationship with the Company.

PLAN OF DISTRIBUTION

This prospectus covers the resale by selling shareholders of shares of our Common Stock that they have already acquired from us. The selling shareholders initially will sell shares of common stock at a price of US$1.50 per share until they are quoted on the OTCBB, and thereafter may sell some or all of their shares from time to time at prevailing market prices, once they are quoted on the OTCBB, or at privately negotiated prices, and may sell either directly or through a broker-dealer in transactions between selling shareholders and purchasers, or otherwise.

The selling shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	short sales;

●	agreements with broker-dealers to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, or the Securities Act, if available, rather than under this prospectus.

The selling shareholders may enter into hedging transactions with third parties, which may in turn engage in short sales of the Common Stock in the course of hedging the position they assume. The selling shareholders may also enter into short positions or other derivative transactions relating to the Common Stock, or interests in the Common Stock, and deliver the Common Stock, or interests in the Common Stock, to close out their short or other positions or otherwise settle short sales or other transactions, or loan or pledge the Common Stock, or interests in the Common Stock, to third parties that in turn may dispose of these securities.

Our obligation to register, or maintain, a registration statement governing the shares registered for resale hereunder will terminate:

●	if all the shares have been registered and sold pursuant to this registration effected or pursuant to exempt transactions; or

●
at such time as all shares held by the selling shareholders may be sold within a three-month period under Rule 144, either because each selling stockholder holds 1% or less of our then-outstanding Common Stock or because each selling stockholder can sell all of its shares under Rule 144(k) without volume or time limitations.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the Common Stock as a principal. Any broker or dealer who participates in such transactions as an agent may receive a commission from the selling shareholders, or, if it acts as agent for the purchaser of such Common Stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. We can provide no assurance that all or any of the Common Stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the Common Stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the Common Stock. The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934 in the offer and sale of the Common Stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the Common Stock, and therefore be considered to be underwriters, they must comply with applicable law and, among other things, must:

1. Not engage in any stabilization activities in connection with our Common Stock;

2. Furnish each broker or dealer through which Common Stock may be offered such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Under the Securities Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of our Common Stock offered by this prospectus may not simultaneously engage in market making activities with respect to our Common Stock during the applicable “cooling off” periods prior to the commencement of such distribution. Also, the selling shareholders are subject to applicable provisions that limit the timing of purchases and sales of our Common Stock by the selling security holders.

We have informed the selling shareholders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, and any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

No stockholder may offer or sell shares of our Common Stock under this prospectus unless such stockholder has notified us of his or her intention to sell shares of our Common Stock and the registration statement of which this prospectus is a part has been declared effective by the SEC, and remains effective at the time such selling stockholder offers or sells such shares. We are required to amend the registration Statement of which this prospectus is a part to reflect material developments in our business and current financial information. Each time we file a post-effective amendment to our registration statement with the SEC, it must first become effective prior to the offer or sale of shares of our Common Stock by the selling shareholders.

DESCRIPTION OF BUSINESS

Mission

Algae Dynamics’ mission is to be a leading producer of low-cost ultra-pure algae oil and biomass with high nutrient content for the functional food/beverage additive and health supplement industries.

Overview

The Company has developed the scalable BioSilo™ algae cultivation system for the production of ultra-pure algae biomass for the functional food/beverage additives and pure supplement markets. Management believes this core technology produces algae biomass that exceeds the purity of our competitors, without the need for additional refinement, providing a key cost advantage. This positions the Company to meet the increasing market gap between supply and demand for algae biomass in several rapidly growing markets including high value ingredients for beverage, food, healthcare, nutraceuticals and supplement products.

The Company is ready to build its first commercial scale system to be followed by multiple additional systems as part of its commercial growth strategy. The Company will generate revenue by supplying algae biomass in a powder form or oil that can be used as nutrient rich ingredients for its customers. The average prices are US$87.85/kg for the Omega-3 oils (source: Frost & Sullivan June, 2011) and US$46.80 per kg for algae Chlorella powder (source F & S, Chris Shanahan April, 2013).

The reader is cautioned that the price data is the most recent available for the Company. While management believes this price is still representative of market conditions, there is a risk that prices have decreased in the meantime, as a result of which, the profit margins anticipated by the Company could be less than anticipated. However, even if prevailing market prices have decreased, the lower margins could work to the Company’s advantage because, as management believes, its BioSilo™ process gives it a production cost advantage over certain competing production methods, such as the more common open-pond system.

Our key competitive advantage is process engineering control which ensures the best possible outcomes for each algae species at a low cost. Growing algae is a blend of a controlled environment and species selection. The Company's production flexibility and tight control allows it to interchange selected species for improved algae yield and quality or client and marketplace demands as required. This provides an immediate and long term competitive advantage allowing the Company to quickly and profitably enter the market as R&D on species selection evolves.

Through its original shareholders' agreement with researchers at the the University of Waterloo, the Company has access to proprietary algae species developed in the researcher's labs that management believes have very high growth rates and nutrient content. The design enables full control of all cultivation parameters allowing Algae Dynamics to achieve optimum growing conditions for any algae species. As well, a unique CO2 delivery system enhances delivery efficiency and minimizes CO2 losses from the system. In essence, Algae Dynamics is combining expertise in the science of algae cultivation with the efficiency of thoughtful engineering. While the shareholder agreement was recently terminated in connection with this offering , pursuant to the agreement terminating the shareholder agreement,  the obligation to continue to provide access to algae strains remains intact.

The Company has entered into a memorandum of understanding with POS Biosciences for key process variables such as oil extraction and EPA/DHA separation, although there is no definitive agreement in place. CO₂and agriculture quality nutrients are expected to be supplied by outside suppliers which will be managed by us. Under the POS memorandum of understanding, POS will assist the Company in the commercialization of the Company's algae strains by idenitfying, isolating, extracting, concentating, spray drying and purifying a wide range of algae-based components. POS also has in place the appropriate licenses and quality assurance standards for food and nutriceutical products. Billing for POS services will be on a project by project basis on terms to be negotiated.

BioSilo™

Algae Dynamics has engineered a proprietary algae production technology, the Algae Dynamics BioSilo™, which maximizes growth and purity, while minimizing its footprint through a modular design. It allows us to cultivate a wide variety of algae species to the nutrient and purity requirements of our prospective customers. BioSilo™ is a novel method of cultivating algae that combines the positive features of open pond systems with those of enclosed photobioreactor algae production systems. The system produces a continuous supply of ultra-pure algae biomass in high volumes. The design's small footprint and scalability results in very low maintenance costs. The BiolSilo™ is capable of producing a variety of species, including Chlorella and algae suited for Omega-3 rich Algae oil.

The BioSilo™ is comprised of two distinct components - the Pure BioSilo™ and the Pro-BioSilo™. These two components are part of the same production method and process, each designed to perform a different function in order to optimize the cultivation of algae biomass. Essentially, the Pure BioSilo™ produces algae biomass in batches in low concentrations. This low density biomass is then used to inoculate (i.e. introduced to) the larger scale Pro-BioSilo™ component, which when combined with carbon sources and air/oxygen, the high density biomass is produced.

The Pro-BioSilo™ operates in a fed-batch mode for suspended cell cultures. In fed-batch mode, additional media and nutrients are added to the bioreactor at different times during the cell cultivation process to supplement the carbon source and other nutrients.

During the cultivation process, the mammalian cells exhibit four phases:

1.	lag phase

2.	exponential growth phase

3.	stationary or production phase and

4.	end of life phase

To achieve the highest biological product yields possible in the least amount of time, we have sourced sensors and controls to be installed in the scaled-up Pro-BioSilo™. These sensors which measure states such as dissolved oxygen, dissolved CO2, pH, temperature and conductivity have been sourced, purchased and are being installed into both 50 and 100 liter bioreactors. The data equation and control units have been purchased and are ready to be installed together with air, oxygen and nutrients/medium feeding connections. In order to achieve the highest biological product yield without compromise on purity and quality the system must have two distinct production phases. In the first phase the process is to ensure quality not quantity. All procedures should concentrate to provide the best condition for biological life in order to maximize product quality ignoring yield. After the growing parameters are established the second process is employed to maximize the growth. In the case of algae growth under heterotrophic conditions the cell multiply very fast. The objective when producing products such as Chlorella is to modify the growing parameters in order to establish a steep growing curve and harvest at “the midpoint” at which algae is young and healthy. In contrast, when growing algae to maximize lipids (omega oil), the maximum density and maximum lipid production is achieved at the top flat portion of the growth cycle.

Recognized critical process parameters are as follows:

●	pH

●	dissolved oxygen (DO)

●	temperature

●	nutrient composition and by-product profiles

●	agitation profile

●	gas sparging method

●	nutrient feed and product harvest profiles

●	dissolved carbon dioxide (dCO2) and osmolality (i.e. concentration of dissolved particles per kilogram of solution)

The following flow chart shows a schematic of the Algae Dynamics Production Process:

●	Competing Algae Production Systems

Algae production systems can be divided into two broad categories: open pond and photobioreactors.

Open pond systems

Open pond systems involve large areas of land which are converted into artificial ponds in which algae is cultured in the open air.  Although they are capable of producing large volumes of algae, they suffer from a number of drawbacks, including:

●	Requires vast areas of land
●	Algae growth depends on consistent temperatures
●	Sunlight variation adversely affects production
●	High risk of pond contamination
●	Evaporation
●	Low CO2 availability	An open pond algae production system

Closed photobioreactors

At the other end of the spectrum are photobioreactors which involve the use of complex enclosed reactor systems. These systems allow the continuous cultivation of algae in a highly controlled environment.

Common systems often involve rows of tubes of various shapes and configurations. Although much effort has been put into these systems in recent years, their large scale commercialization for algae production has been hampered by a number of drawbacks including:
Close Tube photobioreactor

●	High construction costs

●	High maintenance costs, especially for cleaning

●	Poor gas diffusivity

●	poor control of growth conditions (e.g. oxygen accumulation, overheating)

●	CO₂ delivery limitations

A problem common to all enclosed reactors is that algae sticks to the internal surfaces of the light source(s), reducing the amount of light available to the algae. This viscous film must be cleaned to ensure optimal growth, increasing operating costs and down-time.

BioSilo™ Advantages

●	Complete control of all growth parameters

●	Small foot print

●	Efficient aeration, agitation and mixing, thus DO (dissolved oxygen) control

●	Effective CO2 removal

●	Water recycling with inline continuous decontamination method

Intellectual Property

Algae Dynamics is protecting its technological advantage through a two-pronged strategy. Firstly, a United States Patent (US 2011/0203171A1) Bioreactor has been issued and a Patent Application (CA 2735635) on the same claims as the U.S. patent has been filed for Canada.

The patent abstract is: “Biomass production apparatus is disclosed and comprises a stack of trays, each tray, in use, being in receipt of a respective layer of liquid, the layers being spaced apart from one another such that each layer has associated therewith a respective headspace. Light sources are provided for each layer and are disposed in the headspace associated with said each layer, to illuminate, at least in part, said each layer”.

Secondly, significant know-how and proprietary in-house knowledge was acquired during development at the University of Waterloo. This will protect the engineering component of intellectual property related to the BioSilo™.  As well, the company has identified proprietary algae species isolated by phycology (the study of algae) researchers at the University of Waterloo, Drs. K. Muller and B. McConkey. Algae Dynamics has exclusive access to these species. These species which are not genetically modified have been selected for their high nutrient values.

History

During 2008 and 2009, and subsequent to algae industry and technical research, Algae Dynamics developed the BioSilo™ design. In 2010, Algae Dynamics partnered with algae or phycology experts Dr. Muller and Dr. McConkey at the University of Waterloo.  This partnership provided the company with exclusive access to proprietary algae species along with phycology expertise. Through this arrangement, Algae Dynamics operated its laboratory and advanced from bench scale algae experiments to operating a one meter BioSilo™ installation. Algae Dynamics successfully completed its R&D validating key data points allowing Algae Dynamics to deploy its technology at commercial scale, producing algae biomass of the highest quality at significantly reduced costs. Algae Dynamics was funded in part by Ontario Power Authority “OPA” for the design and construction of its one meter BioSilo™.

Algae Dynamics has operated its system for three years, harvested algae biomass and analyzed the product. In summary, it has achieved the following technical developments:

●	Demonstrated full control over algae growing parameters, facilitating optimum growth

●	Grown three different species of algae successfully

●	Produced algae biomass with key nutrient content that meets market requirements

●	Inoculated algae culture at low levels, maintaining viability and rapid growth

●	Designed, installed, and proved the nutrient and CO₂ delivery system

●	Discovered and mastered a biological dewatering method

●	Extracted BioOil successfully

●	Demonstrated and measured the very low energy usage requirements of the system

The Company has moved into an industrial facility to commission a commercial demonstration system in readiness for commercial roll out.

To date, Algae Dynamics has obtained investments from a variety of sources:

Funders	Amount ($)
Ontario Power Authority (Grant)	250,000
Scientific Research and Experimental Development Tax Credit	72,400
Founders Cash	435,057
Private Funds raised to-date	647,860

Marketing Strategy

The Company intends to enter the North American market through food/beverage and health supplement distributors as well as food and beverage manufacturers directly. Many of these companies have distribution globally which could provide Algae Dynamics access to world markets.

Although we will be primarily focused on selling Algae powders and tablets, subsequently, Omega-3 oils will be extracted from Algae Dynamics’ algae biomass under a toll processing agreement with POS Biosciences, Saskatoon, Saskatchewan which is subject to a memorandum of understanding. There can be no assurance that we will be able to complete a definitive agreement.   POS is approved by the Canadian Food Inspection Agency and experienced in the oil extraction process. Under the POS memorandum of understanding, POS will assist the Company in the commercialization of the Company's algae strains by idenitfying, isolating, extracting, concentating, spray drying and purifying a wide range of algae-based components. POS also has in place the appropriate licenses and quality assurance standards for food and nutriceutical products. Billing for POS services will be on a project by project basis on terms to be negotiated.

The Company has entered into an agreement with Corey Bigras, a brand/marketing professional specializing in the food and health market, to manage direct sale to customers (online) as well as wholesale. Under the agreement, Mr. Birgas has agreed to spend six months providing a wide range of services developing a marketing plan for the Company, for monthly compensation of $6,000. This agreement expires on January 6, 2015, although the Company anticipates reaching a new agreement with Mr. Birgas at the end of the term.

We are also utilizing channel partners, or indirect connections to potential customers.

World Demand for Algae-Derived Products

Algae oil is a good source of DHA and is widely promoted for its cognitive health benefits in infant formula and other formulas throughout the world.

Infant nutrition is the largest application sector for algae oils, accounting for over 90% of the volume. A relatively small proportion of this product is also used in dietary supplements. The usage of algae oils in the functional foods sector is relatively new and is growing. Globally, algae oils were the fastest growing form of omega-3 fatty acids in 2009 and are expected to follow this trajectory in the immediate future. The prime growth drivers of this market are the well-established health benefits of algae oil and the fact that it is a more sustainable source of omega-3. Algae oil is nearing the mature phase of the product lifecycle in the infant formula sector, but is in the early growth phase in the food and beverage, the animal feed and the dietary supplements sectors. (source: F & S June 2011)

Source: Adapted from Virginia Cooperative Extension, 2009

Chlorella Market

Due to strict safety regulations and commercial factors, chlorella is one of the few microalgae species eligible for human consumption. Algae Dynamics’ business model initially focuses on the cultivation of chlorella, a species which Algae Dynamics believes has underutilized properties:

Ounce per ounce, Chlorella contains the following:

●	Six times more beta-carotene than spinach.

●	More dietary fibre than leading fruits and vegetables.

●	More complete protein per serving than soy – and twice as much as steak.

●	Higher nucleic acid content than any food – even more than sardines – for slowing down the visible signs of aging.

●	50 times the antioxidants and flavonoids as Vitamin C or Vitamin E for fighting free radical damage.

●	18 powerful amino acids including glutamic acid to help sharpen memory and defence boosting lysine, and arginine to enhance your natural production of immune cells.

●	More than 20 vitamins and minerals to encourage optimum health and energy.

While chlorella is often packaged in the US, there are no commercial-scale chlorella production operations in North America. According to “The Chlorella Factor”, most production is centered in Asia, with China, Taiwan, Japan, and Korea producing the bulk of commercial chlorella. In 2003, recorded production of chlorella, which has a nutrient value and high protein content, was 2,000 tons per annum. As of April, 23, 2013 chlorella production reached 4,000 tons per annum and is projected to grow at 6% Compounded Annual Growth Rate (“CAGR”). Frost and Sullivan estimates the global market or chlorella to be $200,000,000 annually. (source: F & S, Chris Shanahan April 2013)

Algae-based Omega-3 Market

Algae in the Omega-3 market is well established and Algae Dynamics’ algae biomass business is validated by production of Omega-3 derived from algae. This will be a significant opportunity for Algae Dynamics, given that the CAGR for the Omega-3 ingredients market is expected to be 12%, resulting in $2.8 billion in revenue by 2015 with algae omega-3 oil being the fastest growing sector.

Specifically, Algae Dynamics expects to see a more significant growth rate within the algae-derived Omega-3 segment.

Traditionally, the use of Omega-3 in food and beverage applications was hindered by unappealing taste/smell properties and poor shelf life. However, recent technological advancements have enabled some manufacturers to overcome these formulation challenges. (source: F & S Sept. 2011)

●
Algae expects a higher CAGR due in part to increasing concerns about the marine industry’s sustainability, and the risk associated with continuing to deal with an industry that may face the restricted fish supplies in the coming years.

●	Algae’s growth may also be partly attributed to consumer perceptions of potential heavy metal toxicity of fish-based Omega-3 after recent lawsuits in the US. (source: F & S Sept. 2011)

●
Pricing stability is also an advantage to algae-derived Omega-3. In February, 2013, fish-derived Omega-3 prices rose dramatically, triggered by crude fish oil prices which had skyrocketed in the face of increasing demands on global fisheries.

●
Algae has been successfully penetrating the functional foods market due to increasing consumer awareness about the health benefits of desirable DHA, a type of Omega-3 native to selected algae species. (source: F & S Sept. 2011)

●	Algae is also penetrating the market due to its distinction as the sole vegan source of Omega-3.

Global consumer spending on the omega-3 foods and beverage products (excluding fish), health and beauty care products (including supplements), and pet products was estimated at $13 billion in 2011. The global retail market for omega-3-enhanced foods was estimated at nearly $8 billion in 2010, a 17% increase over 2009 sales. The global market for omega-3 packaged consumer products was projected to continue robust growth through 2015, at annual growth rates of 15%-20%. (source: Packaged Facts - Global Trends and Opportunities, September 2011)

The omega-3 Polyunsaturated Fatty Acid (PUFAs) ingredients market analyzed in this study include EPA and DHA omega-3s from marine oils such as fish oils, krill oils, squid oils, and algal oils. The end use application markets covered in the report include dietary supplements, food & beverages, pet nutrition, infant nutrition, pharmaceuticals and clinical nutrition. Worldwide, consumption of omega-3 PUFAs, estimated at 123.8 thousand metric tons worth US$2.3 billion in 2013, is forecast to be 134.7 thousand metric tons valued at US$2.5 billion in 2014. By 2020, it is projected that demand for omega-3 PUFAs globally will reach 241 thousand metric tons with a value of US$4.96 billion, thereby posting a volume CAGR of almost 10% and a value CAGR of 11.6% between 2013 and 2020. (source: Health & Nutrition, Omega-3: A Global Market Overview, Feb. 25 2014)

Algae oils represent approximately 16.8% of the global Omega-3 Ingredients market, and are expected to increase their market share, as indicated above. Algae Dynamics is focused on providing North American clients with ultra-pure algae products; however Algae Dynamics recognizes that the market for its potential products is global in nature, connecting Algae Dynamics’ business to many other markets around the world.  Algae-derived Omega-3 is a relatively new entry into the food and beverage additive industry, competing against fish oil which has been produced for centuries. Still, by 2010, algae made up 16.8% of the global Omega-3 ingredients market. In Asia, algae’s market share is much greater at 24%.  (source: F & S. June 2011)  As mentioned above, Algae Dynamics expects algae-based Omega-3’s revenue to grow by up to 17.6% (CAGR) by 2015.

In 2012, the global market for microalgae based DHA +30% oil was estimated to be nearly $350 million, and about 4,614 metric tons. Globally, the infant formula application represented about 48.9 percent (unit shipment) of microalgae based DHA +30% oils sold, followed by dietary supplements with about 28.4 percent. Food and beverage was 19.4 percent of the volumes. (source: F & S Chris Shanahan, The global algae oil omega-3 market in 2014, May, 2014)

"Prices for algal oil-based omega-3s generally remain fairly stable because there are only two major producers and pricing is typically set on a long-term contract basis. In mid-2011, the price of algal oil was estimated to range between $95 and $140 per kilo, depending on how the oil was to be used." (source: Oilgae, April 2014)

Algae oil world price is estimated by Frost and Sullivan to be US$ 87.85 per kg. (source; F & S, June 2011)

Nutritional and Functional Food Ingredients Market for Algae Biomass

The North American nutritional and functional ingredient market was valued at US$2.2 billion in 2011. It is expected to grow to US$3.29 billion in 2018, a CAGR of approximately 6 percent. North America offers the largest investment and growth opportunities in the wake of rapidly increasing consumer awareness regarding the advantages of such products. Food fortification is classified into beverages, snacks, confectionary, and dairy products. (source: F & S, May 2012)

Consumers represent the strongest driver for the nutritional and functional ingredients market as they switch to functional foods. The functional food trend has seen substances such as ginseng, kombucha, Omega-3 and vitamins added to food and beverages. Algae Dynamics’ products, powder algae biomass and Omega-3, can be used as additives in these functional foods and additives. This functional food trend offers food manufacturers many possibilities for developing customized functional food products. In 2011, functional foods accounted for approximately 30 percent of the North American Food Market volume.

●	The largest segment (22%) of the functional food ingredients market is a collection of additives that do not neatly fit into other categories. These include polyol, phytoestrogens, and Omega-3.

●
The second-largest segment (21%) is vitamins. Major ingredients of this category are vitamin A, B3 (niacin), B2 (riboflavin), B1 (thiamine), B5 (pantothenic acid), B6 (pyridoxine), B9 (folate), B12 (cobalamine), C, D, E, and biotin.

●	The third-largest segment (16%) is minerals. The major minerals used as functional ingredients are calcium, potassium, magnesium, and selenium.

Algae Dynamics’ algae biomass is rich in all of these elements, allowing it to penetrate the entire market, rather than only one segment. One of the initial target products is the chlorella algae species.

Sales & Marketing Strategy

There are nearly 1,000 New Products with Chlorella as an Ingredient for food and beverage market. (source: Agriculture Canada, April 2013).

Algae Dynamics is entering the North American market through food and health supplement distributors as well as food and beverage manufacturers directly. Many of these companies have distribution globally providing Algae Dynamics access to world markets.

Christopher Shanahan, Global Program Manager – Food & Agriculture, Frost & Sullivan, North America, San Antonio, United States has agreed in principle to be Algae Dynamics’ market development and customer integration advisor. Mr. Shanahan has direct experience in data analysis, project management, consulting and market engineering. Particular expertise in: econometric-based market analysis including mathematical programming, statistical benefit-cost analysis, market forecasting, scenario engineering, product innovation adoption models and business strategy decision models. While Mr. Shanahan has agreed to be an advisor to the Company, this relationship is informal and does not obligate Mr. Shanahan to provide any specified level of service to the Company, nor does the Company compensate him either for his advice or for the research quoted in this prospectus.

Algae Dynamics is also utilizing channel partners to gain access to potential clients. Key channel partners are:

Bioenterprise Corporation, a business accelerator and commercialization agent. Bioenterprise was established to help promote the creation, growth and expansion of businesses engaged in Agri-Technologies. Acting as coach and catalyst, Bioenterprise works with companies at all stages, from start-ups to emerging and well-established businesses. Through their global network of industry contacts and professionals, they are able to assess the critical components needed to mitigate risks inherent in early stage business. Areas of expertise include; market/industry research and competitive analysis, nutraceutical, functional food, and biomaterial based technologies. Algae Dynamics is working directly with Jessica Bowes, M.Sc. in Human Health & Nutritional Science, Sr. Business Analyst, Food Nutrition & Health.

Innovation Guelph (“IG”). IG assists companies in achieving growth of market share, entry into new markets, and improving the bottom line. IG is also a member of the Ontario Network of Excellence (ONE). Algae Dynamics is working directly with Dr. James Doran the Chief Operating Officer for Innovation Guelph “IG” since September 2013. Dr. Doran has helped IG grow into Guelph’s focal point for innovative ideas and entrepreneurial spirit.

These relationships are informal and do not obligate these parties to provide any specified level of service, nor do they require the Company to make any payments to them.

Competition

Companies Developing Open Pond Systems

Companies such as HR BioPetroleum, PetroAlgae, Sapphire and Kent BioEnergy are focusing on the cultivation of algae in large open ponds. The basic premise of this methodology is that by mimicking the natural environment of algae, commercially profitable amounts of algae can be produced albeit with a degree of unpredictability due to Mother Nature.  Unfortunately, there are drawbacks with this method as previously described “Competing Algae Production Systems”.

Companies Developing Enclosed Photobioreactors

Cultivating algae in enclosed photobioreactors has drawn a lot of attention in recent years due to the ability to better control algae cultivation conditions.  We believe this has resulted in larger algae yields compared to open pond systems, with some photobioreactor systems able to reach 150g/m2/day biomass production compared to 3,600g/m2/day for Algae Dynamics’ technology. However, this production rate was achieved only at laboratory scale, and is, in any event, appears lower than Algae Dynamics’ production rate. In addition, there seems to be many reported technical and commercial problems with these systems, inhibiting their wide scale implementation as previously described in “Competing Algae Production Systems”.

The Omega-3 food ingredient industry is comprised of the following companies, with the following global revenue share:

Company	Source	Share (%)
DSM Ocean Nutrition Canada	Marine	23.2
Denomega Pure Health	Marine	14.3
Seven Seas	Marine	12.6
BASF	Marine	12.5
DSM Martek Biosciences	Algae	8.1
Nissui Group	Marine	4.6
KD-Pharma Bexbach GmbH	Marine	3.4
Nu-Mega Ingredients Pty Ltd	Marine	1.8
Other Companies		19.5
Total		100

Note: All figures are rounded; the base year is 2010
Source: F & S, September 2011, 18i pg.29

Industry Structure, Trends and Landscape

The supply chain of Omega-3 ingredients is complex with several participants including traders, distributors, industry organizations, and legislative bodies. The North American marine and algae oil omega-3 EPA and DHA ingredients market has over 20 manufacturers active in this market. The companies involved in the market are classified as:

●
Tier 1 - Leading global multinational companies such as Pronova, Ocean Nutrition Canada, (acquired by DSM), Martek Biosciences (acquired by DSM), GC Reiber, and EPAX. These companies exclusively focus on the production of refined omega-3 ingredients. This Tier also includes multi-ingredient companies such as Croda and Napro Pharma, a division of Cognis, which has a significant presence in the market.

●
Tier 2 - This Tier of competition includes multi-ingredient manufacturers such as DSM and other smaller omega-3 focused suppliers. It also includes companies, such as Enzymotec, Numega, KD Pharma, and Neptune Biosciences, and bulk oil manufacturers such as Lysi Ltd.

●
Tier 3 - This Tier includes medium-sized and smaller companies and regional participants such as Omega Protein and P&G Food Ingredients. Other stakeholders in this market include contract manufacturers, such as ProBio, AquaCap, Pfizer Inc.’s Capsugel, and Soft Gel Technologies, Inc., and distributors of marine nutritional oils such as Jedwards International, Inc, AerChem Inc, and Charles Bowman And Company.

As of 2010, DSM had acquired control of a third of the long-chain Omega-3 market, reflecting a “slow wave” towards consolidation in the fish-oil Omega-3 ingredient industry at the Tier 1 level. According to Nutraceuticals World, there are two drivers pushing this trend. The first pertains to increased investment in DHA and EPA omega-3 based pharmaceuticals. The pharmaceutical industry is not Algae Dynamics’ target market. The second driver is the longer term depletion of fish stocks rich in Omega-3.This has started to create supply constraints and forced the consolidation of companies looking to preserve their market share. In the shorter term, flat fish oil production and increased consumer demand for Omega-3 functional foods are straining inventories. Algae Dynamics’ algal products and competitive pricing will position Algae Dynamics to take advantage of this slack while enhancing the value of the company to investors.

●	Risks & Risk Mitigation Strategy

Algae Dynamics has identified several key risk factors including:

1.
Biological expertise is important.  It is not enough to build an algae cultivation system but only have limited expertise on the algae itself.  Algae are complex organisms that require knowledge and experience to effectively culture.

Algae Dynamics Response.Algae Dynamics has access to a number of propriety species collected, isolated and incubated by Dr. Muller and her colleagues.

2.	Growth Rate critical. There must be complete control of all parameters in a contaminant-free environment and it is critical to efficiently uptake nutrients and carbon sources.

Algae Dynamics Response. The closed loop design minimizes contamination issues and all parameters are integrated for optimum growing conditions.

3.	Impurities must be avoided. Cultivation systems in the open environment are exposed to variable elements. If their design does not facilitate sectional integrity, detrimental contamination can result.

Algae Dynamics Response. The Algae Dynamics BioSilo™ will be in a clean room environment and the modular design facilitates isolating contamination. Each module can be disinfected and re-inoculated.

4.	CO2 delivery must be efficient. Most systems rely on “bubbling” of CO2 into the algae allowing large amounts to pass through the culture to atmosphere reducing CO2 sequestration by the algae.

Algae Dynamics Response. The Algae Dynamics BioSilo™ has a unique CO2 delivery system that significantly reduced bubbling and CO2 loss to the atmosphere.

5.	Land area must be minimized. Using large tracts of land for cultivating algae can be costly and inefficient.

Algae Dynamics Response. The Algae Dynamics BioSilo™ has a small footprint and can be located at any industrial site.

6.	Operating and energy costs must be minimized. Although some photobioreactor designs have demonstrated excellent algae yields, their maintenance costs are high.

Algae Dynamics Response. The Algae Dynamics BioSilo™ operates using a dual lighting system and a low amount of electrical energy. The multi- layer design takes advantage of gravity and the selection of narrow spectrum LED lighting reduces energy requirements. As well, Algae Dynamics’s design eliminates tube fouling.

Description of Properties and Production Plans

The Company has entered into a five year operating lease, expiring November 2018, for Unit 37-4120 Ridgeway Drive in Mississauga, Ontario, which consists of 2,224 square feet of office and production facilities.  The current space is adequate for the purpose of constructing a demonstration facility.  The monthly base rental of the current facility is $1,382 plus the Company’s estimated portion of property taxes and operating expenses which are currently C$782 per month.  The Company will require additional space to complete its commercial facility; however suitable facilities are readily available.

Over the next twelve months the Company requires approximately $750,000 to complete a commercial scale facility.  The Company has installed and instrumented both the 50 and 100 litre reactors, along with a bank of water filter tanks and UV lights.  To achieve commercial scale operations, Company intends to acquire a 1,500 litre reactor for approximately C$400,000.  These components are readily available from third party manufacturers.

The Company obtains its algae strains from the University of Waterloo.  Other raw ingredients include water, nutrients, and carbon dioxide, all of which are readily available.  During the first year of operations, we anticipate using approximately 1,526 gallons of water, 312 pounds of nutrients such as (glucose, chemical fertilizer, metal trace elements, and vitamins) and 3,330 pounds of carbon dioxide. When the Company commences production of algae, there will be certain lead times before completed products reach market. We estimate that the amount of time between commencement of production and product reaching market will be as follows: chlorella: 3 months and omega oil: 15 months

When in service, the Company believes it will require only four employees to operate the facility, a process control engineer, biochemical engineer, biochemical technician and a maintenance technician.

Regulatory Risks

Algae Dynamics will be subject to various US, federal, provincial, and local environmental laws and regulations including the health and safety of employees, and manufacturing practices. In addition, some of these laws and regulations require contemplated facilities to operate under permits that are subject to renewal or modification. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns.

United States.  The processing, formulation, safety, manufacturing, packaging, labeling, advertising, and distribution of food supplement products are subject to regulation by one or more federal agencies, including the FDA, the Federal Trade Commission (“FTC”), the Consumer Product Safety Commission (“CPSC”), the United States Department of Agriculture (“USDA”), and the Environmental Protection Agency (“EPA”), and by various agencies of the states and localities in which the products are sold. The area of business that these and other authorities regulate include, among others:

●    claims and advertising;
●    labels;
●    ingredients; and
●    manufacturing, distributing, importing, selling and storing of products.

In particular, the FDA regulates the formulation, manufacturing, packaging, storage, labeling, promotion, importation, and distribution and sale of dietary supplements and food ingredients in the United States, while the FTC regulates marketing and advertising claims.

Some of our potential products are packaged and sold directly to retailers and consumers, and therefore are subject to greater oversight and enforcement action by the FTC. In recent years, the FTC has instituted numerous enforcement actions against consumer packaged goods companies for failure to have adequate substantiation for claims made in advertising or for use of false or misleading advertising claims.

The Dietary Supplement Health and Education Act of 1994 (“DSHEA”), an amendment to the Federal Food, Drug and Cosmetic Act (“FDC Act”), established a framework governing the composition, safety, labeling, manufacturing and marketing of dietary supplements. Generally, under DSHEA, dietary ingredients that were marketed in the United States prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. “New” dietary ingredients (i.e., dietary ingredients that were “not marketed in the United States before October 15, 1994”) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been “present in the food supply as an article used for food” without being “chemically altered”. A new dietary ingredient notification must provide the FDA evidence of a “history of use or other evidence of safety” establishing that use of the dietary ingredient "will reasonably be expected to be safe”. A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. The FDA may determine that a new dietary ingredient notification does not provide an adequate basis to conclude that a dietary ingredient is reasonably expected to be safe. Such a determination could prevent the marketing of such dietary ingredient.

The FDA has issued a draft guidance governing notification of new dietary ingredients. While it is not mandatory to comply with FDA guidance, it is a strong indication of the FDA's current views on the topic of the guidance, including the agency’s position on enforcement. Depending on the recommendations made in the guidance, if and when it is finalized, particularly those relating to animal or human testing, such guidance could make it more difficult for Algae Dynamics to successfully provide notification of new dietary ingredients. Moreover, such guidance could change the status of ingredients that the industry has viewed as “old” dietary ingredients to “new” dietary ingredients that may require submission of a new dietary ingredient notification.

The FDA or other agencies could take actions against products or product ingredients that in its determination present an unreasonable health risk to consumers which would make it illegal for us to sell such products. In addition, the FDA could issue consumer warnings with respect to the products or ingredients that Algae Dynamics sells. Such information could be based on information received through reporting of serious adverse events mandated by the FDC Act.

DSHEA permits “structure/function claims” to be included in labeling for dietary supplements without FDA pre-market approval. Such statements must be submitted to the FDA within 30 days of marketing. Such statements may describe how a particular dietary ingredient affects the structure, function, or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function, or well-being, but may not expressly or implicitly represent that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease. A company that uses a structure/function claim in labeling must possess scientific evidence substantiating that the statement is truthful and not misleading. If the FDA determines that a particular structure/function claim is an unacceptable drug claim or an unauthorized version of a “health claim”, or, if the FDA determines that a particular claim is not adequately supported by existing scientific data or is false or misleading, we would be prevented from using the claim.

In addition, DSHEA provides that so-called “third-party literature”, e.g., a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used “in connection with the sale of a dietary supplement to consumers” without the literature being subject to regulation as labeling. The literature: (1) must not be false or misleading; (2) may not “promote” a particular manufacturer or brand of dietary supplement; (3) must present a balanced view of the available scientific information on the subject matter; (4) if displayed in an establishment, must be physically separate from the dietary supplements; and (5) should not have appended to it any information by sticker or any other method. If the literature fails to satisfy each of these requirements, the Company may be prevented from disseminating such literature in connection with Algae Dynamics products, and any dissemination could subject our products to regulatory action as an illegal drug.

In June 2007, pursuant to the authority granted to the FDA by DSHEA, the FDA published detailed Current Good Manufacturing Practice ("GMP") regulations that govern the manufacturing, packaging, labeling and holding operations of dietary supplement manufacturers. The GMP regulations, among other things, impose significant recordkeeping requirements on manufacturers. The GMP requirements are in effect for all manufacturers, and the FDA is conducting inspections of dietary supplement manufacturers pursuant to these requirements. There remains considerable uncertainty with respect to the FDA's interpretation of the regulations and their actual implementation in manufacturing facilities. In addition, the FDA's interpretation of the regulations will likely change over time as the agency becomes more familiar with the industry and the regulations. The failure of a manufacturing facility to comply with the GMP regulations renders products manufactured in such facility "adulterated," and subjects such products and the manufacturer to a variety of potential FDA enforcement actions.

In addition, under the FDA Food Safety Modernization Act (“FSMA”), which was enacted on January 4, 2011, the manufacturing of dietary ingredients contained in dietary supplements will be subject to similar or even more burdensome requirements, which will likely increase the costs of dietary ingredients and will subject suppliers of such ingredients to more rigorous inspections and enforcement. The FSMA will also require importers to take measures to ensure that the foods they import, including dietary supplements and dietary ingredients, meet domestic requirements. This could increase the cost of those articles, subject their importation to greater scrutiny, and potentially restrict their availability.

The FDA has broad authority to enforce the provisions of federal law applicable to dietary supplements, including powers to issue a public warning or notice of violation letter to a company, publicize information about illegal products, detain products intended for import, request a recall of illegal products from the market, and request the Department of Justice to initiate a seizure action, an injunction action, or a criminal prosecution in the U.S. courts. The FSMA expands the reach and regulatory powers of the FDA with respect to the production of food, including dietary supplements. The expanded reach and regulatory powers include the FDA's ability to order mandatory recalls, administratively detain domestic products and administratively revoke manufacturing facility registrations, thereby effectively enjoining manufacturing of dietary ingredients and dietary supplements without judicial process. The regulation of dietary supplements may increase or become more restrictive in the future.

The FTC exercises jurisdiction over the advertising of dietary supplements. In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. Such actions could result in substantial financial penalties and significantly restrict the marketing of a dietary supplement.

Legislation or regulations may be introduced which, if passed, would impose substantial new regulatory requirements on the manufacture, packaging, labeling, advertising and distribution and sale of our products. In March 2009, the General Accounting Office (the “GAO”) issued a report that made four recommendations to enhance the FDA's oversight of dietary supplements. The GAO recommended that the Secretary of the Department of Health and Human Services direct the Commissioner of the FDA to: (1) request authority to require dietary supplement companies to identify themselves as a dietary supplement company and update this information annually, provide a list of all dietary supplement products they sell and a copy of the labels and update this information annually, and report all adverse events related to dietary supplements; (2) issue guidance to clarify when an ingredient is considered a new dietary ingredient, the evidence needed to document the safety of new dietary ingredients, and appropriate methods for establishing ingredient identity; (3) provide guidance to industry to clarify when products should be marketed as either dietary supplements or conventional foods formulated with added dietary ingredients; and (4) coordinate with stakeholder groups involved in consumer outreach to identify additional mechanisms for educating consumers about the safety, efficacy, and labeling of dietary supplements, implement these mechanisms, and assess their effectiveness. These recommendations could lead to increased regulation by the FDA or future legislation concerning dietary supplements.

International.  In foreign markets, prior to commencing operations and prior to making or permitting sales of our products in the market, we may be required to obtain an approval, license or certification from the relevant country’s ministry of health or comparable agency. Where a formal approval, license or certification is not required, we nonetheless seek a favorable opinion of counsel regarding our compliance with applicable laws. Prior to entering a new market in which a formal approval, license or certificate is required, we work extensively with local authorities in order to obtain the requisite approvals. The approval process generally requires us to present each product and product ingredient to appropriate regulators and, in some instances, arrange for testing of products by local technicians for ingredient analysis. The approvals may be conditioned on reformulation of our products, or may be unavailable with respect to some products or some ingredients. Product reformulation or the inability to introduce some products or ingredients into a particular market may have an adverse effect on sales. We must also comply with product labeling and packaging regulations that vary from country to country. Our failure to comply with these regulations can result in a product being removed from sale in a particular market, either temporarily or permanently.

The Company cannot determine what effect additional domestic or international governmental legislation, regulations, or administrative orders, when and if promulgated, would have on Company’s business in the future. New legislation or regulations may require the reformulation, elimination, or relabeling of certain products to meet new standards and revisions to certain sales and marketing materials, and it is possible that the costs of complying with these new regulatory requirements could be material.

Technical Risks

Although algae growth is well documented, there are three primary challenges in cultivating algae at high volumes:

1.	Growth Rates

The BioSilo™ system is designed to tailor the growing parameters for several species of algae, allowing Algae Dynamics to exceed the average production rate of other systems.

Growing parameters control	Benefits
- Light source intensity
- CO2  absorption efficiency
- Algae cell mixing method and rate
- PH and temperature
- Nutrients delivery ratio
- A proprietary liquefied CO2    technology that resolves the problems associated with widely used CO2 diffusers (bubblers)

- Extremely high purity levels
- Scalable
- Minimized cultivation costs
- Computer controlled process
- Consistent nutrient composition
- Computer controlled O2/N2/CO2 Ratios
- Continuous production 24/7 process without maintenance interruption

2.	Space

Small production space requirement	Benefits Need to think in 3 dimensions:
Stacks of shallow cultivation trays
- Compact  light source (maximum absorption)
- Combined CO2 and nutrient supply system
- Recyclable media (water + minerals)
- Compact mixing and temperature control
- In - situ harvesting process

- Efficient use of space (volume not just area)
- Maximizes heating and cooling efficiencies to facilitate    optimal growing conditions
- Minimizes capital and operating costs
- Easy process component access
- Automatic  in-situ process control

3.	Energy Requirements

Algae Dynamics Solution	Benefits
- Algae Dynamics uses a proprietary design taking advantage of gravity
- Algae biomass solution flows down through the tank layers with optimal conditions throughout the trays.
- Algae is harvested at the bottom, the water is cleaned and re-circulated for reuse.
- Extremely efficient use of energy - Fewer moving parts reduces energy, labour and maintenance costs - Use of LED lighting system provides additional energy efficiency

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of an unlimited number of common shares. As of November 14, 2014, there were 9,213,710 common shares outstanding.

The following description of our common shares and provisions of our articles of association and By-laws is only a summary. Investors are directed for a complete description of the terms and provisions of our articles and By-laws, which are exhibits to the registration statement which contains this prospectus. We encourage you to review complete copies of our articles and By-laws.

Voting Rights

Each holder of our common shares is entitled to one vote for each share on all matters submitted to a vote of our shareholders, including the election of our directors. The rights attached to the common shares do not provide for cumulative voting rights or preemptive rights. Accordingly, the holders of a majority of our outstanding common shares entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividend Rights

Subject to limitations under the Canada Business Corporations Act (the “CBCA”), preferences that may apply to any outstanding shares of preferred stock and contractual restrictions, holders of our common shares are entitled to receive ratably dividends or other distributions when and if declared by the Company’s board of directors. Whether any future dividends are paid to our shareholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. Under the CBCA, the Company may pay dividends unless there are reasonable grounds for believing that (i) the Company is, or would after such payment be, unable to pay its liabilities as they become due or (ii) the realizable value of the Company’s assets would be less than the aggregate of its liabilities and stated capital of all classes of shares.

Change of Control

Under the CBCA, the affirmative vote of two-thirds of the votes cast is required for shareholder approval of an amalgamation (other than certain short form amalgamations), for any sale, lease or exchange of all, or substantially all, of our assets, if not in the ordinary course of our business, and certain other fundamental changes including an amendment to the articles of amalgamation. Other shareholder action is generally decided by a majority of the votes cast at a meeting of shareholders.

There is no limitation imposed by Canadian law or by our articles or other charter documents on the right of a non-resident to hold or vote common shares, other than as provided by the Investment Canada Act, which requires notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a non-Canadian of control of a Canadian business.

The authorization of undesignated preferred shares in our articles of amalgamation makes it possible for our board of directors to issue preferred shares with rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and in the registration statement have been audited by McGovern, Hurley, Cunningham, LLP and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the common shares hereby will be passed upon for us by Peterson Law Professional Corporation, Suite 806, 390 Bay Street, Toronto, Ontario M5H 2Y2.

LEGAL PROCEEDINGS

There are no material pending legal proceedings to which we are a party or to which any of our property is subject, nor are there any such proceedings known to be contemplated by governmental authorities.  None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Caution Regarding Forward-Looking Information

All statements contained in this Registration Statement, other than statements of historical facts, that address future activities, events or developments are forward-looking statements, including, but not limited to statements containing the words “believe”, “expect,” “anticipate,” “intends”, “estimate:, “forecast,” “project,” and similar expressions.   All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new acquisitions, products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; and statements of assumptions underlying any of the foregoing.   These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances.  However, whether actual results will conform to expectations and predictions of management is subject to a number of risks and uncertainties described under “Risk Factors” under Item 1A above that may cause actual results to differ materially.

Consequently, all of the forward-looking statements made in this Registration Statement are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.  Readers are cautioned not to place undue reliance on such forward-looking statements as they speak only of the Company’s views as of the date the statement was made.   The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All results are presented in Canadian dollars ($) unless otherwise stated.

The following discussion and analysis should be read in connection with the Company’s financial statements and related notes thereto, as included in this prospectus.

The following discussion and analysis should be read in connection with the Company’s year-end financial statements and related notes thereto, as included in this report.
The following is management’s discussion and analysis of certain significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements, as well as information relating to the plans of our current management.
Results of Operations and Going Concern
We incurred a net loss of $232,956 for the year ended March 31, 2014, (2013 - $91,369).   We do not anticipate having a positive net income in the immediate future.  Net cash used by operations for the year ended March 31, 2014 was $207,105.   These financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business.  The Company is in the development stage, and has not yet realized profitable operations and has relied on non-operational sources to fund operations.    In addition, as of March 31, 2014, the Company has a working capital deficiency of $434,263 (March 31, 2013 - $494,989) and has accumulated deficit of $722,084 (March 31, 2013 - $489,128).  The Company’s ability to continue as a going concern is dependent on successfully executing its business plan, which includes the raising of additional funds.   The company will continue to seek additional forms of debt or equity financing, but it cannot provide assurances that it will be successful in doing so.   These circumstances raise substantial doubt as to the ability of the company to meet its obligations as they come due and accordingly, the appropriateness, ultimately, of the use of accounting principles applicable to a going concern.   The accompanying financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Results of Operations for the year ended March 31, 2014 compared to the year ended March 31, 2013
Operating Expenses
The operating expenses increased in 2014 ($232,956) versus 2013 ($91,369) by $141,587 as the Company initiated the process of developing a demonstration production facility.   By initiating this process extra consulting fees ($117,000), facility occupancy costs ($6,317) were incurred.   In addition, extra professional fees ($30,010) were incurred as the process for undertaking a Private Placement to raise equity was commenced during the fiscal year.
Net Income (Loss)
We recognized a net loss of $232,956 for the year ended March 31, 2014 as compared to a net loss of $91,369 for the same period of 2013.   Changes in net income (loss) are primarily attributable to changes in expenses, each of which is described above.
Liquidity and Capital Resources
Net cash used by operating activities was $207,105 and $38,689 for the years ended March 31, 2014 and 2013, respectively.  The increase is mainly attributable to the commencing the development of the demonstration production facility and the costs associated with raising new equity.
We had negative working capital of $434,263 as of March 31, 2014 compared to $494,989 as of March 31, 2013.   The decrease is primarily attributable to the funds received ($328,180) from the private placement in process at March 31, 2014.
The current level of development activity necessitates a cash requirement of approximately $30,000 monthly, this monthly cash requirement will increase as the development activity increases.   The Company anticipates it will require a further $750,000 to complete the demonstration phase of the development process.
We do not have any material commitments for capital expenditures.   However, should we execute our business plan as anticipated, we would incur substantial capital expenditures and require financing in addition to the amount required to fund our present operation.
Additional Financing
Additional financing is required to continue operations.   As of June 6, 2014 the Company closed a Private Placement in the amount of $647,860 ($328,180 was raised by March 31, 2014 and was reflected as Equity to be issued on the March 31, 2014 financial statements).
The Company has signed a consulting agreement with Connectus Inc (a company which has experience in the area of corporate finance and structuring, investor communication and securities law).   The purpose of the agreement is to advise on the structuring of a public offering intended to raise approximately US$4 Million.   Connectus will provide project management support for the project from start to finish.   The Company, of course cannot provide assurances that such equity funding will be available.
Off Balance Sheet Arrangements
None
Critical Accounting Policies and Recent accounting Pronouncements
The financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) applied on a consistent basis.   The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods.
We have identified the policies below as critical to our business operations and the understanding of our financial statements.  A complete discussion of our accounting policies is included in Notes 2 and 3 of the Notes to the Financial Statements.

Use of estimates
The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.   Actual results could materially differ from these estimates.
Going Concern
The accompanying financial statements have been prepared on a going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business.  Accordingly, the financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.
As shown in the financial statements, the Company incurred a net operating loss of $232,986 for the year ended March 31, 2014, (2013 Net Loss of $91,369).    The Company’s current liabilities exceed its current assets by $434,263 as of March 31, 2014.
In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financing requirements on a continuing basis by raising additional funds through debt or equity financing.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.
Accordingly, our independent auditors included an explanatory paragraph in their report on the March 31, 2014 financial statements regarding concerns about our ability to continue as a going concern.   Our financial statements contain additional notes and disclosure describing the circumstances that lead to this disclosure by our independent auditors.
The following discussion and analysis should be read in connection with the Company’s September 30, 2014 quarter ending financial statements and related notes thereto, as included in this report.
Results of Operations and Going Concern

We are an early stage company with a limited operating history, and we have only recently begun to commercialize our products.. As a result, we will need to generate significant revenues to achieve and maintain profitability. If our revenues grow slower than anticipated, or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress our stock price.  These conditions create an uncertainty as to our ability to continue as a going concern.

We continue to rely on advances and sale of equity to fund operating shortfalls and do not foresee a change in this situation in the immediate future. There can be no assurances that we will continue to be able to access advances and sell equity, without which we will not be able to continue operations. As a result of the recently completed private placement, the Company has adequate capital resources to fund its operations through to the end of November 2014. The Company intends to commence a raise via private placement or direct offering as early as feasible in order to fund operations going forward. If the funding from the private placement or direct offering is not available in a timely manner then management will be foregoing salary and operations will be scaled back to operate within the funds available. In the normal course of business, management considers various alternatives to ensure that the Company can meet some of its operating cash flow requirements through financing activities, such as private placements of common stock, preferred stock offerings and offerings of debt and convertible debt instruments as well as through merger or acquisition opportunities. Management may also consider strategic alternatives, including strategic investments and divestitures. As future operations may be financed out of funds generated from financing activities, the ability to do so is dependent on, among other factors, the overall state of capital markets and investor appetite for investments in the green technology industry and the Company’s securities in particular. Should the Company elect to satisfy its cash commitments through the issuance of securities, by way of either private placement or public offering or otherwise, there can be no assurance that the efforts to obtain such additional funding will be successful, or achieved on terms favorable to the Company or its existing shareholders. If adequate funds are not available on favorable terms, the Company may have to reduce substantially or eliminate expenditures or obtain funds through other sources such as divestiture or monetization of certain assets or sublicensing (where permitted) of certain rights to certain of the Company’s technologies or products.

For the three months ended September 30, 2014

Results of Operations and Going Concern

We are an early stage company with a limited operating history, and we have only recently begun to commercialize our products. We have incurred operating losses since our inception in October 2008, and we expect to continue to incur operating losses for the foreseeable future. At September 30, 2014, we had an accumulated deficit of $1,288,682. For the quarters ended September 30, 2014 and 2013, we had a net loss attributable to common stockholders of $301,180, and $25,527, respectively. As a result, we will need to generate significant revenues to achieve and maintain profitability. If our revenues grow slower than anticipated, or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress our stock price.  These conditions create an uncertainty as to our ability to continue as a going concern.

We continue to rely on advances and sale of equity to fund operating shortfalls and do not foresee a change in this situation in the immediate future. There can be no assurances that we will continue to be able to access advances and sell equity, without which we will not be able to continue operations. We are pursuing additional sources of financing but there is no assurance that additional capital will be available to the Company on acceptable terms or at all.

Results of Operations for the quarter ended September 30, 2014 compared to the quarter ended September 30, 2013

Revenue

We had no revenues for the three months ended September 30, 2014 and 2013 respectively.

Operating Expenses

The operating expenses increased in the three month period ended September 30, 2014 ($301,180) compared to the same period of 2013 ($25,527) as the Company continued the process of developing a demonstration production facility.   By developing this process management and contract fees ($78,375), facility occupancy costs ($6,261), professional fees ($160,411), property insurance ($3,525), research & development ($7,735) and office ($9,568) increased during the three month period ended September 30, 2014 compared to the same period of 2013.

Net Income (Loss)

The Company recognized a net loss of $301,180 for the three month period ended September 30, 2014 as compared to a net loss of $25,527 for the same period of 2013.   Changes in net (loss) are primarily attributable to changes in expenses, each of which is described above.

Liquidity and Capital Resources

Net cash used by operating activities was $146,843 and $22,105 for the three month periods ended September 30, 2014 and 2013, respectively.  The increase is mainly attributable to the development of the demonstration production facility, professional fees and the costs associated with additional management personnel.

The Company had a working capital deficiency of $710,930 as of September 30, 2014 compared to $434,263 as of March 31, 2014.

On March 11, 2014 and as amended on July 18, September 3, 2014 and again on September 5, 2014, the Company entered into a consulting agreement with Connectus Inc. (the “Agreement”) to assist and advise the Company in matters concerning corporate finance and the Company’s current and proposed financing activities for the period commencing April 1, 2014 and ending December 31, 2014.  Pursuant to the Agreement, the Company agreed to issue to this consulting corporation (the “Consultant”), 625,000 warrants of the Company. Each warrant will be exercisable at USD$0.040 per common share for a period of three years.  Of the warrants granted, 300,000 vested on September 3rd, 2014 with the unvested portion vesting pro-rata for each USD$250,000 ($280,200) raised in the offering, fully vesting upon USD$1,500,000 ($1,681,200) being raised.    All of the Company's financial liabilities other than the warrant liability of $237,300 have contractual maturities of less than 30 days and are subject to normal trade terms.  The increase in the working capital deficiency is largely due to the recognition of the liability for the warrants.

The current level of development activity necessitates a cash requirement of approximately $50,000 per month. This monthly cash requirement will increase as the demonstration production facility is developed.   The Company anticipates it will require a further $750,000 to complete the demonstration phase of the production facility.

The Company does not have any material commitments for capital expenditures.   However, should the Company execute its business plan as anticipated, it would incur substantial capital expenditures and require financing in addition to the amount required to fund its present operation.

Additional Financing

Additional financing is required to continue operations.   On June 6, 2014, the Company closed a Private Placement in the amount of $647,860 ($328,180 was raised by March 31, 2014 and was reflected as Equity to be Issued on the March 31, 2014 financial statements).

For the six months ended September 30, 2014

Results of Operations and Going Concern

We are an early stage company with a limited operating history, and we have only recently begun to commercialize our products. We have incurred operating losses since our inception in October 2008, and we expect to continue to incur operating losses for the foreseeable future. At September 30, 2014, we had an accumulated deficit of $1,288,682. For the six months ended September 30, 2014 and 2013, we had a net loss attributable to common stockholders of $566,598, and $40,613, respectively. As a result, we will need to generate significant revenues to achieve and maintain profitability. If our revenues grow slower than anticipated, or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress our stock price.  These conditions create an uncertainty as to our ability to continue as a going concern.

We continue to rely on advances and sale of equity to fund operating shortfalls and do not foresee a change in this situation in the immediate future. There can be no assurances that we will continue to be able to access advances and sell equity, without which we will not be able to continue operations. We are pursuing additional sources of financing but there is no assurance that additional capital will be available to the Company on acceptable terms or at all.

Results of Operations for the six months ended September 30, 2014 compared to the six months ended September 30, 2013

Revenue

We had no revenues for the six months ended September 30, 2014 and 2013 respectively.

Operating Expenses

The operating expenses increased in the six month period ended September 30, 2014 ($566,598) compared to the same period of 2013 ($40,613) as the Company continued the process of developing a demonstration production facility.   By developing this process management and contract fees ($107,375), facility occupancy costs ($13,199), professional fees ($349,806), property insurance ($5,979), research & development ($13,108) and office ($13,991) increased during the six month period ended September 30, 2014 compared to the same period of 2013.

Net Income (Loss)

The Company recognized a net loss of $566,598 for the six month period ended September 30, 2014 as compared to a net loss of $40,613 for the same period of 2013.   Changes in net (loss) are primarily attributable to changes in expenses, each of which is described above.

Liquidity and Capital Resources

Net cash used by operating activities was $263,957 and $38,943 for the six month periods ended September 30, 2014 and 2013, respectively.  The increase is mainly attributable to the development of the demonstration production facility, professional fees and the costs associated with additional management personnel.

The Company had a working capital deficiency of $710,930 as of September 30, 2014 compared to $434,263 as of March 31, 2014.

On March 11, 2014 and as amended on July 18, September 3, 2014 and again on September 5, 2014, the Company entered into a consulting agreement with Connectus Inc. (the “Agreement”) to assist and advise the Company in matters concerning corporate finance and the Company’s current and proposed financing activities for the period commencing April 1, 2014 and ending December 31, 2014.  Pursuant to the Agreement, the Company agreed to issue to this consulting corporation (the “Consultant”), 625,000 warrants of the Company. Each warrant will be exercisable at USD$0.040 per common share for a period of three years.  Of the warrants granted, 300,000 vested on September 3rd, 2014 with the unvested portion vesting pro-rata for each USD$250,000 ($280,200) raised in the offering, fully vesting upon USD$1,500,000 ($1,681,200) being raised.    All of the Company's financial liabilities other than the warrant liability of $237,300 have contractual maturities of less than 30 days and are subject to normal trade terms.  The increase in the working capital deficiency is largely due to the recognition of the liability for the warrants.

The current level of development activity necessitates a cash requirement of approximately $50,000 per month. This monthly cash requirement will increase as the demonstration production facility is developed.   The Company anticipates it will require a further $750,000 to complete the demonstration phase of the production facility.

The Company does not have any material commitments for capital expenditures.   However, should the Company execute its business plan as anticipated, it would incur substantial capital expenditures and require financing in addition to the amount required to fund its present operation.

Additional Financing

Additional financing is required to continue operations.   On June 6, 2014, the Company closed a Private Placement in the amount of $647,860 ($328,180 was raised by March 31, 2014 and was reflected as Equity to be Issued on the March 31, 2014 financial statements).

Off Balance Sheet Arrangements

None

Critical Accounting Policies and Recent accounting Pronouncements

The financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) applied on a consistent basis.   The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods.

We have identified the policies below as critical to our business operations and the understanding of our financial statements.  A complete discussion of our accounting policies is included in Note 3 of the Annual Audited Financial Statements for the year ended March 31, 2014.

Use of estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.   Actual results could materially differ from these estimates.

Going Concern

The accompanying financial statements have been prepared on a going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business.  Accordingly, the financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

As shown in the financial statements, the Company incurred a net operating loss of $566,598 for the six month period ended September 30, 2014.  The Company’s current liabilities exceed its current assets by $710,930 as of September 30, 2014.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financing requirements on a continuing basis by raising additional funds through debt or equity financing.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.  Our financial statements contain additional notes and disclosure describing the circumstances that lead to this disclosure.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, the Company is not required to provide this disclosure.

DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

Directors serve for a term of one year and until their successors have been duly elected and qualified.  The following is a description of the business experience of each of our directors and officers.

Paul Ramsay (BBA) - Co-Founder, Chairman & President

Mr. Ramsay has served as President of the Company since its founding in 2008. Over 25 years of business development and management experience.  Co-founder and former CEO and VP Business Development of Cymat Corp, (TSX: CYM) with a market valuation over $150 million upon his resignation in 2002. Was instrumental in securing the Stabilized Aluminum Foam (SAF) license from Alcan International Ltd. Successfully negotiated a $10 Million technology development program with Industry Canada (TPC). Participated in the completion of $25 million in financing with financial institutions. Mr. Ramsay also introduced and sold several newly developed products to major corporations.

Mr. Ramsay’s qualifications to serve of the Board include over 25 years of business experience and his experience as a founder, and seller, of companies, and his experience with the Company since its founding.

Richard Rusiniak (Mechanical Engineer) - Co-Founder, Director & CEO

Mr. Rusiniak has served as Chief Executive Officer of the Company since its founding in 2008.  Over 30 years of management, design and process experience. Co-founder and former President, CFO, and CTO of Cymat Corp (TSX: CYM) with a market valuation over $150 million upon his resignation in 2002. Negotiated an Aluminum Foam Manufacturing licence with Alcan International Ltd., and successfully commercialized the technology. Prepared full documentation and completed a $10 Million technology development program with Industry Canada (TPC). Participated in the completion of $25 million in financing with financial institutions. From 1978 to 1988, he was project manager with Long Manufacturing, as well as The Ontario Research Foundation (Ortech). Projects on which he has consulted include NASA’s Zero Gravity Program, Atomic Energy of Canada’s Re-tubing Program and Hawker Siddeley’s Bi-Level GO Train Modularization.

Mr. Rusiniak’ s qualifications to serve on Algae Dynamics’ board of directors include his years of managerial experience and technology and engineering experience and his experience with the Company since its founding.

Ross Eastley (CA) – Director & CFO

Since 2009 Mr. Eastley has been the Chief Financial Officer of the Company.  Prior to that, he was CEO for the Canadian Society of Immigration Consultants (CSIC) from 2006 – 2009. Mr. Eastley reported to a nine-member Board, responsible for strategic planning, corporate communications, initial regulatory functions, creation of the staffing structure and management of legal processes. Former V P/Controller for Brandon University.

Mr. Eastley’s qualifications to serve on the Board include his over 30 years of accounting and CFO experience in both private and public sector organizations.

P. Blair Mullin (BA, MBA) - Director

Mr. Mullin’s principal occupation during the past five years includes managing various funds and providing management consulting services including Managing Partner of Apollo Ventures, LLC, Aldercreek Capital LLC and Apollo Marketing LLC, which provide investment capital to emerging companies. He is also President & CEO of Connectus Inc., which provides advisory services to emerging companies. Previously, Mr. Mullin served as consultant to and then CFO of DRS Inc. from 2010 to 2012; as President & CEO of Samarium Group Corporation (now Samaranta Mining Corporation) from 2009 to 2010; as Chief Financial Officer of Zi Corporation from 2006 to 2009; as Chief Financial Officer of Homax Products Inc from 2005 to 2006; as Interim Vice President Finance of Yakima Products Inc. in 2005. From 2003 to 2005, Mr. Mullin served as consultant to numerous clients engaged in manufacturing. In addition, he was a Partner in Tatum Partners (later Tatum LLC), a national executive services firm, from 2003 to 2010. From 2001 to 2003, Mr. Mullin was President and CEO of Blair Mullin & Associates, Inc., a consulting firm. From 2000 to 2001, Mr. Mullin served as President and Chief Operating Officer of International DisplayWorks, Inc., which was a successor company to Morrow Snowboards, Inc., where he served as President and CFO from 1997 to 2000. Mr. Mullin holds an MBA from University of Western Ontario and BA from Wilfrid Laurier University, in Canada.  Mr. Mullin also serves on the Board of Directors of Greatland Power Corporation, a privately-held independent power producer.

Mr. Mullin’s qualifications to serve on Algae Dynamics’ board of directors include his 25 years of managerial experience and his experience as chief financial officer of public and private companies, Mr. Mullin is the Board’s finance and accounting expert. Mr. Mullin also brings several years of public company corporate governance experience to the Board.

W. Cameron MacDonald (BA, BSc, MBA Finance & Accounting, CFA) - Director

Mr. McDonald has since 2009 been the founder, CEO of Global SeaFarms Corporation. Public listing by way of RTO on the Canadian National Stock Exchange “CNSX”. Was an Investment Banker with Canaccord Adams, Montreal, Quebec (now Canaccord Genuity) from 2004 to 2009. Part of number one ranked technology investment banking deal team in Canada in 2006 and 2007. Over $500M of Canaccord lead TSX and AIM IPOs. Over $500M of Canaccord follow-on public offerings. Advisory to $110M Amex listed SPAC transaction – due diligence and transaction structuring. Was an Account Manager with Business Development Bank of Canada from 1995 to 1998. Administered a portfolio of 40 companies. Is a Certified Financial Analyst “CFA” and passed the Partners, Directors, and Officers Qualifying Exam in 2006.

Mr. McDonald’s qualifications to serve on the Company’s Board include his years of finance and management experience and his experience as a founder and CEO of Global SeaFarms Corporation.

Other Management

Sandra Elsley (Hon. B.A., M.A., M.Ed) - VP Corporate Communications

Over 25 years of experience in human relations and the organizational development field as a communications and relationship expert, working in government, corporate and private sectors. Extensive experience developing, marketing and managing peak - performance programs to enhance individual and company dynamics in Canada and internationally. Was involved in the start up of an Ontario based company, was instrumental in raising funds and working as VP Corporate Communications/Investor Relations - share price went from $0.50 to $7.70. Has privately owned and managed a successful psychotherapy and consulting practice since 1991.

Corey Bigras (Hon. B.S. Chem., Marketing Certification) – Director of Sales & Marketing

Over 15 years experience in the nutritional supplement industry, Corey has developed and marketed some of the world’s most successful products. Brands that Corey was responsible for won several retail awards from Wal-Mart US and GNC US. Corey was instrumental in helping Iovate Health Sciences increase their sales from $20MM per year to over $500MM per year by developing breakthrough brands, products and marketing.

Advisors

Graeme G. Phipps (BSc, Geology and Geophysics) – Strategic Advisor

Over 30 years of oil & gas operational and management experience with Exxon, CanOxy/Nexen and Petro Canada. In 2005, he was Executive V P of PetroKazakhstan and was preparing to become President and CEO when it was successfully sold for US$4.2 billion to China National Petroleum Corporation. Mr. Phipps is a director of several public and private international oil & gas companies. He has extensive experience with financial transactions and investment banking.

Dr. Kirsten Muller (PhD) – Lead Phycologist

Over 10 years’ experience researching and cultivating algae.  Currently Associate Professor at the University of Waterloo and Associate Director of the Canadian Phycology Culture Centre (CPCC), which is housed within her laboratory at the University of Waterloo (500 species). Has authored over 25 papers in leading phycology journals and has received many national and international research awards. Dr. Muller recently won The Luigi Provasoli Award in recognition of authoring the outstanding paper published in the Journal of Phycology (Phycological Society of America) during 2011.

Dr. Brendan McConkey (PhD) – Oil Analysis

Over 7 years research experience as Associate Professor at the University of Waterloo.  His areas of expertise include proteomics, biochemistry, toxicology, and computational biology.  Research emphasis has been on interdisciplinary approaches that combine biology, chemical engineering, and computational research.

Dr. Terry H. Walker (Ph.D., FE, Biosystems Engineering) – Bioprocess Advisor

Dr Walker has over 20 years experience in Biosystems Engineering; food and bioprocess engineering and biochemical engineering. Currently Professor, Clemson University, South Carolina - Biosystems and Environmental Engineering. Has authored 17 papers and obtained a patent and provisional patent.  Is affiliated with the Institute of Biological Engineering (IBE); Society for Industrial Microbiologists (SIM), Phi Kappa Phi and Gamma Sigma Delta Honor Societies; Sigma Xi Scientific Research Society. Elected member of SC Biomass Council (2010 SC State Energy Office); Received SCBio reward (2006) – research reward for development of antibiotics.

Dr. James (Jamie) Doran (Ph.D Plant Physiology, H.B.Sc. Biochemistry, B.Ed) – Strategic Advisor

Over 13 years’ experience in the innovation and entrepreneurship space. Has been the Chief Operating Officer for Innovation Guelph “IG” since September 2013, one of 17 Regional Innovation Centres in the Ontario Network of Entrepreneurs. Since joining IG in January, 2012, Dr. Doran has helped IG grow into Guelph’s focal point for innovative ideas and entrepreneurial spirit. His experience comes from his own entrepreneurial adventures and his time at the Ontario Centres of Excellence “OCE”. Dr. Doran is also an Advisor and Board Member of several organizations. Has knowledge and experience assisting companies comes from many sectors, including cleantech, biotech, manufacturing, food and agriculture, social innovation and education.

Christopher Shanahan (Master of Science in Agricultural Economics) – Market Integration Advisor

Global Program Manager - Food & Agriculture, Frost & Sullivan, North America, San Antonio, United States – Market Integration Advisor: Direct experience in data analysis, project management, consulting and market engineering. Econometric-based market analysis including mathematical programming, statistical benefit-cost analysis, market forecasting, and scenario engineering. Product innovation adoption models and business strategy decision models. Experience base covering broad range of sectors, leveraging past experience across various industry verticals such as agriculture and food & beverage markets with a focus on ag chemicals, food ingredients, animal feed additives, consumer packaged goods, food packaging, and dietary supplements. Mr. Shanahan has the ability to understand client requirements and deliver optimum solutions.

Family Relationships

There are no family relationships among our directors or executive officers.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any events requiring disclosure under Item 401(f) of Regulation S-K.

Compensation Committee Interlocks and Insider Participation

As a smaller reporting company, the Company is not required to provide this disclosure.

Nominations to the Board of Directors

Our directors take a critical role in guiding our strategic direction and oversee the management of the Company.  Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders, diversity, and personal integrity and judgment.

In addition, directors must have time available to devote to Board activities and to enhance their knowledge in the growing business.  Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

In carrying out its responsibilities, the Board will consider candidates suggested by shareholders.  If a shareholder wishes to formally place a candidate’s name in nomination, however, he or she must do so in accordance with the provisions of the Company’s Bylaws.  Suggestions for candidates to be evaluated by the proposed directors must be sent to the Board of Directors.

Committees of the Board

We do not have any committees of the Board.  With the recent addition of independent directors to the Board we anticipate the creation of an audit and a compensation committee.

Director Compensation

We reimburse our directors for all reasonable ordinary and necessary business related expenses, but we did not pay directors’ fees or other cash compensation for services rendered as a director in the year ended March 31, 2014 to any individual serving on our Board during that period.  We have no standard arrangement pursuant to which our directors are compensated for their services in their capacity as directors.  We may pay fees for services rendered as a director when and if additional directors are appointed to the board of Directors.

EXECUTIVE COMPENSATION

The particulars of the compensation paid to the following persons:

our principal executive officer; and

each of our two most highly compensated executive officers who were serving as executive officers at the end of the fiscal year ended March 31, 2014 who we will collectively refer to as the named executive officers of the Company, are set out in the following summary compensation table:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (i)	Total ($) (i)

Richard Rusiniak,	2014	0	0	0	0	0	0	$50,000	$50,000
Chief Executive	2013	0	0	0	0	0	0	$0	$0

Paul Ramsay	2014	0	0	0	0	0	0	$50,000	$50,000
President	2013	0	0	0	0	0	0	$0	$0

Ross Eastley	2014	0	0	0	0	0	0	$20,000	$20,000
Chief Financial Officer	2013	0	0	0	0	0	0	$3,000	$3,000
   (i) Represents consulting fees paid to the named executive officers.

Other than as disclosed below, there are no compensatory plans or arrangements with respect to our executive officers resulting from their resignation, retirement or other termination of employment or from a change of control.

Richard Rusiniak - Employment Agreement

On April 23, 2014, we entered into an employment agreement with Richard Rusiniak (the "Rusiniak Employment Agreement"), effective as of July 1, 2014.

The Rusiniak Employment Agreement provides for Mr. Rusiniak’s continued employment as Chief Executive Officer of the Company for a term of three years, subject to certain termination rights, during which time he will receive monthly base salary at the rate of $10,000. Mr. Rusiniak base salary shall be subject to annual review.  Mr. Rusiniak is entitled to a car allowance of $750 per month and the maximum contribution to his RRSP up to $30,000.

In addition, Mr. Rusiniak is entitled, at the sole and absolute discretion of the Compensation Committee of the Company's Board of Directors, to receive in equity and other incentive compensation plans. Mr. Rusiniak will also be entitled to participate in all employee benefit plans or programs of the Company to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate in accordance with the terms of the applicable plans or programs.

The Rusiniak Employment Agreement contains a non-competition covenant provision effective during the term of his employment and for a period of two years after termination of Mr. Rusiniak's employment.

The Rusiniak Employment Agreement, as do the other employment agreements described below, provides for a payment following a “change in control” upon a “triggering event” equal to $250,000 plus one months’ salary for each year of service.  Subject to certain exceptions, a “change in control” includes a merger or other transaction resulting in change in ownership amounting to 50% or the sale of 50% or more of the assets of the Company.  A “triggering event” involves the termination of the executive or a diminution of his responsibilities and certain other events adversely affecting the executive.

Paul Ramsay - Employment Agreement

On April 23, 2014, we entered into an employment agreement with Paul Ramsay (the "Ramsay Employment Agreement"), effective as of July 1, 2014.

The Ramsay Employment Agreement provides for Mr. Ramsay’s continued employment as President of the Company for a term of three years, subject to certain termination rights, during which time he will receive monthly base salary at the rate of $10,000. Mr. Ramsay base salary shall be subject to annual review. Mr. Ramsay is entitled to a car allowance of $750 per month and the maximum contribution to his RRSP up to $30,000.

In addition, Mr. Ramsay is entitled, at the sole and absolute discretion of the Compensation Committee of the Company's Board of Directors, to receive in equity and other incentive compensation plans. Mr. Ramsay will also be entitled to participate in all employee benefit plans or programs of the Company to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate in accordance with the terms of the applicable plans or programs.

The Ramsay Employment Agreement contains a non-competition covenant provision effective during the term of his employment and for a period of two years after termination of Mr. Ramsay's employment.

The Ramsay Employment Agreement has the identical change in control provisions to the Rusiniak Employment Agreement.

Ross Eastley - Employment Agreement

On April 23, 2014, we entered into an employment agreement with Ross Eastley (the "Eastley Employment Agreement"), effective as of July 1, 2014.

The Eastley Employment Agreement provides for Mr. Eastley’s continued employment as Chief Financial Officer of the Company for a term of three years, subject to certain termination rights, during which time he will receive monthly base salary at the rate of $8,333. Mr. Eastley base salary shall be subject to annual review.

In addition, Mr. Eastley is entitled, at the sole and absolute discretion of the Compensation Committee of the Company's Board of Directors, to receive in equity and other incentive compensation plans. Mr. Eastley will also be entitled to participate in all employee benefit plans or programs of the Company to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate in accordance with the terms of the applicable plans or programs.

The Eastley Employment Agreement contains a non-competition covenant provision effective during the term of his employment and for a period of two years after termination of Mr. Eastley's employment.

The Eastley Employment Agreement has similar change in control provisions to the Rusiniak Employment Agreement, with a payment of $100,000 plus one month’s salary per year of employment.

Outstanding Equity Awards at Fiscal Year-End

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised options (#) (b)	Number of Securities Underlying Unexercised Options (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date ($) (f)	Number of S hares or Common Shares of Stock that have not Vested (#) (g)	Market Value of Shares of Common Shares of Stock that Have not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Common Shares or Other Rights that have not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Common Shares or other Rights that have not Vested ($) (j)
Richard Rusiniak	Nil	Nil	Nil	N/A	N/A	Nil	N/A	Nil	N/A
Paul Ramsay	Nil	Nil	Nil	N/A	N/A	Nil	N/A	Nil	N/A
Ross Eastley	Nil	Nil	Nil	N/A	N/A	Nil	N/A	Nil	N/A

Options Grants in the Fiscal Year Ended March 31, 2014

During the fiscal year ended March 31, 2014, no stock options were granted to our executive officers.

Aggregated Options Exercised in the Fiscal Year March 31, 2014 and Year End Option Values

There were no stock options exercised during the fiscal year ended March 31, 2014 and no stock options held by our executive officers at the end of the fiscal year ended March 31, 2014.

Re-pricing of Options/SARS

We did not re-price any options previously granted to our executive officers during the fiscal year ended March 31, 2014.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of the Company during the last two fiscal years, is or has been indebted to the Company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
 AND DIRECTOR INDEPENDENCE

Except as disclosed below, there have been no transactions or proposed transactions in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years in which any of our directors, executive officers or beneficial holders of more than 5% of the outstanding shares of our common shares, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest.

Working Capital Advances

Messrs. Rusiniak and Mr. Ramsay have advanced as of September 30, 2014 $212,882 and $212,055, respectively, to the Company for working capital purposes.  These advances are on an interest-free basis without any stated payment terms.

Employment Agreements with Management

On April 23, 2014 we entered into employment agreements with Richard Rusiniak, Paul Ramsay and Ross Eastley.

Advisory Agreement with Connectus, Inc.

P. Blair Mullin, a director, is Managing Director of Connectus Inc. (“Connectus”). Connectus has entered into an advisory agreement with the Company dated as of March 11, 2014 in connection with development of the Company’s business plan and financial strategies for the Company. As consideration for the advisory agreement, the Company shall issue to Connectus 625,000 (post-split) three-year warrants of the Company (the “Warrants”) exercisable at $0.04 per common share. Of the Warrants, 300,000 vested over time and have fully-vested and the balance vest one-sixth for each $250,000 raised in the Company’s initial offering of securities registered under the Securities Act with all warrant shares vesting upon the Company having raised $1,500,000.

Review, Approval or Ratification of Transactions with Related Persons

We have not adopted a Code of Ethics and we rely on our board to review related party transactions on an ongoing basis to prevent conflicts of interest. Our board reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to our board for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If our board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Our board approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company.

Director Independence

We currently have five directors, one (Mr. MacDonald) of whom is independent.

We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc., the NASDAQ National Market, and the Securities and Exchange Commission.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than US$120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of US$1,000,000 or two percent of that other company’s consolidated gross revenues.

DISCLOSURE OF COMMISSION POSITION OF
 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify its current or former directors or officers or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or another entity. The CBCA also provides that the Registrant may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding.

However, indemnification is prohibited under the CBCA unless:

●
the individual acted honestly and in good faith with a view to the Registrant’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and

●	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Registrant’s Bylaws require it to indemnify each current or former director or officer or other individual who acts or acted at the Registrant’s request as a director or officer or in a similar capacity of the Registrant or another entity at the Registrant’s request. The Registrant will indemnify such individual against all costs, charges and expenses reasonably incurred in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of his or her association with the Registrant or such other entity. However, the Registrant shall not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to the Registrant’s, or other such entity’s, best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual did not have reasonable grounds for believing that his or her conduct was lawful. The by-laws also require the Registrant to advance moneys to such individuals for the costs, charges and expenses of such proceedings, provided that the individual agrees in advance, in writing, to repay the moneys if the conditions above are not satisfied.

The Registrant’s Bylaws authorize it to purchase and maintain insurance for the benefit of each of its current or former directors or officers and each person who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of the Registrant or another entity. The Registrant has not purchased director and officer liability insurance, but intends to do so when funds permit.

The Registrant included in the Employment Agreement of some of its officers (who also serve as Directors) an indemnification clause which provides, among other things, that the Registrant will indemnify such officers to the fullest extent permitted by law from and against all losses that the officer may reasonably suffer, sustain or incur, including in a civil, criminal or administrative proceeding, by reason of such individual being or having been a director or officer, provided that the Registrant shall not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to the Registrant’s best interests.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

FINANCIAL STATEMENTS

Our audited financial statements as of and for the fiscal years ended March 31, 2014 and 2013, and unaudited financial statements as of and for the six month periods ended September 30, 2014 and 2013, are included herewith.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Converted Carbon Technologies Corp.

We have audited the accompanying balance sheets of Converted Carbon Technologies Corp. as of March 31, 2014 and 2013, and the related statements of operations and comprehensive loss, stockholders’ (deficiency), and cash flows for each of the years in the two year period ended March 31, 2014. Converted Carbon Technologies Corp.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Converted Carbon Technologies Corp. as of March 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s operating losses, negative working capital, and an accumulated deficit raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

McGOVERN, HURLEY, CUNNINGHAM, LLP

Chartered Accountants Licensed Public Accountants

Toronto, Canada
September 29, 2014

Financial Statements of

CONVERTED CARBON TECHNOLOGIES CORP.

      March 31, 2014 and 2013

(Stated in Canadian Dollars)

CONVERTED CARBON TECHNOLOGIES CORP.
Balance Sheet
(Stated in Canadian Dollars)

	As at March 31,	As at March 31,
	2014	2013

ASSETS

Current Assets
Cash	$64,674	$4,001
Prepaid expenses	12,124	-
Amounts receivable	7,875	3,613
Total Current Assets	84,674	7,614

Equipment and leasehold improvements (Note 4)	33,318	-

Intangible assets (Note 5)	7,141	5,961

Total Assets	$125,132	$13,575

LIABILITIES

Current Liabilities
Accounts payable and accrued liabilities (Note 11)	$87,530	$52,030
Advances from investor (Note 6)	-	25,000
Advances from shareholders (Note 7)	431,406	425,573
Total Current Liabilities	518,936	502,603

STOCKHOLDERS' EQUITY (DEFICIENCY)

Common stock (Note 8), $Nil par value, unlimited amount
authorized, 8,606,250 issued and outstanding
as of March 31, 2014, (2013 - 8,606,250)	100	100
Equity to be issued (Note 8)	328,180	-
Accumulated deficit	(722,084)	(489,128)
Total Stockholders' (Deficiency)	(393,804)	(489,028)

Total Liabilities and Stockholders' (Deficiency)	$125,132	$13,575

Going Concern (Note 1)
Commitments and Contingencies (Note 10)

CONVERTED CARBON TECHNOLOGIES CORP.
Statements of Operations and Comprehensive Loss
(Stated in Canadian Dollars)

	For the	For the
	Year Ended	Year Ended
	March 31,	March 31,
	2014	2013

OPERATING EXPENSES
Amortization expense (Note 4)	$6,737	$-
Business development	14,575	17,633
Management and contract fees	120,000	3,000
Occupancy costs	11,248	4,931
Office and general	7,218	7,410
Professional fees	49,987	19,977
Property insurance	3,588	-
Research and development	3,006	24,724
Telephone and internet services	9,195	8,620
Travel	7,402	5,074
Total Operating Expenses	232,956	91,369

Net Loss and Comprehensive Loss	232,956	$91,369

Net loss per common share -
Basic and diluted	$0.03	$0.01

Weighted average common shares
outstanding - basic and diluted	8,668,418	8,606,250

The accompanying notes are an integral part of these financial statements

CONVERTED CARBON TECHNOLOGIES CORP.
Statements of Stockholders' Equity (Deficiency)
(Stated in Canadian Dollars)

	Common	Common
	Shares	Shares	Equity to	Accumulated	Stockholders'
	Number	Amount	be Issued	Deficit	(Deficency)

March 31, 2012	8,606,250	$100	$-	$(397,759)	$(397,659)

Net loss and
comprehensive loss
for the year	-	-	-	(91,369)	(91,369)
March 31, 2013	8,606,250	100	$-	$(489,128)	(489,028)
Unit subscriptions
received	-	-	328,180	-	328,180
Net loss and
comprehensive loss
for the year	-	-	-	(232,956)	(232,956)
March 31, 2014	8,606,250	$100	$328,180	$(722,084)	$(393,804)

The accompanying notes are an integral part of these financial statements

CONVERTED CARBON TECHNOLOGIES CORP.
Statements of Cash Flows
(Stated in Canadian Dollars)

	Year	Year
	Ended	Ended
	March 31,	March 31,
	2014	2013
Operating activities

Net loss for the year	$(232,956)	$(91,369)
Items not affecting cash
Amortization	6,737	-

Prepaid expenses	(12,124)	-
Amounts receivable	(4,262)	69,056
Accounts payable	35,500	(16,376)
Net cash flows from operating activities	(207,105)	(38,689)

Financing activities
Advances from shareholders	5,833	43,241
Unit subscriptions received	303,180	-
Net cash flows from financing activities	309,013	43,241

Investing activities
Investment in equipment and leasehold improvements	(40,055)	-
Investment in patents	(1,180)	(1,003)
Net cash flows from investing activities	(41,235)	(1,003)

Net change in cash	60,673	3,549
Cash position - beginning of year	4,001	452

Cash position - end of year	$64,674	$4,001

The accompanying notes are an integral part of these financial statements

Converted Carbon Technologies Corp.
Notes to Financial Statements
(Stated in Canadian Dollars)
March 31, 2014 and 2013

1.)	Nature of the Business and Going Concern

Converted Carbon Technologies Corp. (the “Company”) was incorporated under the Canada Business Corporations Act on October 7, 2008 as Converted Carbon of Canada Corp.  On November 19, 2010, the Company amended its Articles of Incorporation to change its name to Converted Carbon Technologies Corp.

The Company is a nutrient ingredient company and has developed a scalable Pure-BioSilo™ for sanitary cultivation of microalgae targeted to the functional food and beverage additives and supplement markets.  The Company’s planned principal operations are the design, engineering and manufacturing of a proprietary algae cultivation system for the high volume production of pure contaminant-free algae biomass.  The Company is currently conducting research and development activities to operationalize certain technology currently in the allowed patent application stage, so it can produce pure contaminate-free algae biomass.

During the year ended March 31, 2014, the Company secured a research facility in Mississauga, Ontario, which houses all of its employees and research and development activities.  The Company is also in the process of raising additional equity capital to support the completion of its development activities to begin production of pure contaminate-free algae biomass as soon as possible.

The Company’s activities are subject to significant risks and uncertainties, including failing to obtain patents and failing to secure additional funding to operationalize the Company’s current technology before another company develops similar technology.

These financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business.  The Company is in the development stage and has not yet realized profitable operations and has relied on non-operational sources to fund operations.  The Company has suffered recurring losses and additional future losses are anticipated as the Company has not yet been able to generate revenue.  In addition, as of March 31, 2014, the Company has a working capital deficiency of $434,263 (2013 - $494,989) and an accumulated deficit of $722,084 (2013 - $489,128).  The Company’s ability to continue as a going concern is dependent on successfully executing its business plan, which includes the raising of additional funds.  The Company will continue to seek additional forms of debt or equity financing, but it cannot provide assurances that it will be successful in doing so.  See Note 13 for additional funds raised subsequent to March 31, 2014.  These circumstances raise substantial doubt as to the ability of the Company to meet its obligations as they come due and accordingly, the appropriateness of the use of accounting principles applicable to a going concern.   The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.  Such adjustments could be material.

Converted Carbon Technologies Corp.
Notes to Financial Statements
(Stated in Canadian Dollars)
March 31, 2014 and 2013

2.) Presentation of Financial Statements

Basis of Presentation

The financial statements have been prepared in accordance with U.S Generally Accepted Accounting Principles (“US GAAP”).  All adjustments considered necessary for a fair presentation of financial position, results of operations and cash flows as of March 31, 2014 have been included.

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with US GAAP and the Company’s functional and reporting currency is the Canadian dollar.

In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-10 “ASU 2014-10” to eliminate certain financial reporting requirements for development stage entities.  The amendments in ASU 2014-10 remove the incremental financial reporting requirements from US GAAP for development stage entities, including the presentation of inception-to-date information in the statements of income, cash flows and shareholder equity, and disclosure of the financial statements as those of a development stage entity.  The Company has chosen to early adopt these amendments as financial statements had not been issued or made available for issuance prior to the issue of these annual financial statements for the years ended March 31, 2014 and 2013.

Use of Estimates and Assumptions

The preparation of the financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.   Actual amounts could materially differ from these estimates.  The significant areas requiring the use of management estimates are related to the valuation of deferred taxes, stock based compensation, and intangible assets.  Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ materially from those estimates.

3.)	Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, and all highly liquid debt instruments purchased with an original maturity of three months or less.   As at March 31, 2014 and March 31, 2013 there were no cash equivalents.

Prepaid Expenses

Prepaid expenses consist of services paid, for which the Company has not yet received the benefit.

Converted Carbon Technologies Corp.
Notes to Financial Statements
(Stated in Canadian Dollars)
March 31, 2014 and 2013

3.)	Summary of Significant Accounting Policies

Equipment and Leasehold Improvements

Equipment and leasehold improvements are stated at cost less accumulated amortization and accumulated impairment losses.  Cost includes expenditures that are directly attributable to the acquisition of the asset.  Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably.  The carrying amount of an asset is derecognized when replaced.

Repairs and maintenance costs are charged to the statements of operations, during the year in which they are incurred.

Amortization is provided for over the estimated useful life of the asset as follows:

Computer equipment                                                                30% on a declining balance
Production equipment                                                              20% on a declining balance

Leasehold improvements are amortized over the term of the lease or useful life of the improvements, whichever is shorter, which is currently 5 years.

Useful lives and residual values are reviewed and adjusted, if appropriate, at the end of each reporting period.  An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.  The cost and accumulated amortization of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

Intangible Assets

Intangible assets are comprised of patents.  Patents represent capitalized legal costs incurred in connection with applications for patents.  In-process patents are not amortized.  All patents subject to amortization are amortized on a straight line basis over an estimated useful life.  The Company regularly evaluates patents and patent applications for impairment or abandonment, at which point the Company charges the remaining net book value to expenses.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events and circumstances indicate that the carrying value of an asset might not be recoverable.  An impairment loss, measured as the amount by which the carrying amount exceeds the fair value, is recognized if the carrying amount exceeds estimated undiscounted future cash flows.

Converted Carbon Technologies Corp.
Notes to Financial Statements
(Stated in Canadian Dollars)
March 31, 2014 and 2013

3.)	Summary of Significant Accounting Policies

Research and Development

Research and development costs include costs directly attributable to the conduct of research and development programs, including the cost of consulting fees, materials, supplies, and the maintenance of research equipment.  All costs associated with research and development are expensed as incurred.  The approved refundable portion of tax credits are netted against the related expenses.  Non-refundable investment tax credits are recorded in the period when reasonable assurance exists that the Company has complied with the terms and conditions required for approval of the tax credit and it is more likely than not that the Company will realize the benefits of these tax credits against the deferred taxes.  Refundable investment tax credits are recorded in the period when reasonable assurance exists that the Company has complied with the terms and conditions required for approval of the tax credit and it is more likely than not that the Company will collect it.

Stock-based Compensation

The Company uses the fair value based method of accounting for all its stock-based compensation in accordance with FASB Accounting Standards Codification ("ASC") ASC 718 “Compensation – Stock Compensation”. The estimated fair value of the options and warrants that are ultimately expected to vest based on performance related conditions, as well as the options and warrants that are expected to vest based on future service, is recorded over the instrument’s requisite service period and charged to stock-based compensation.  In determining the amount of options and warrants that are expected to vest, the Company takes into account, voluntary termination behavior as well as trends of actual option and warrant forfeitures. Stock options and warrants which are indexed to a factor which is not a market, performance or service condition, in addition to the Company’s share price, are classified as liabilities and re-measured at each reporting date based on the Black-Scholes option pricing model with a charge to operations, until the date of settlement.

Income Taxes

Income taxes are accounted for under the liability method of accounting for income taxes.   Under the liability method, deferred tax liabilities and assets are recognized for the estimated future tax consequences attributable to differences between the amounts reported in the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply when the asset is realized or the liability is settled.   The effect of a change in income tax rates on deferred tax liabilities and assets is recognized in income in the period in which the change occurs.  Deferred tax assets are recognized to the extent that they are considered more likely than not to be realized.

FASB issued ASC 740-10 “Accounting for Uncertainty in Income Taxes”.  ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with prior literature FASB Statement No. 109, Accounting for Income Taxes.  This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position.  If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.  The implementation of this standard had no impact on the Company’s financial statements.

Converted Carbon Technologies Corp.
Notes to Financial Statements
(Stated in Canadian Dollars)
March 31, 2014 and 2013

3.)	Summary of Significant Accounting Policies

Fair Value of Financial Instruments

ASC 820 “Fair Value Measurement” defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements.  Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.   Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs.   The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value as follows:

Level 1 – unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 – inputs other than quoted prices that are observable for the asset or liability or indirectly; and

Level 3 – inputs that are not based on observable market data.

As at March 31, 2014 and March 31, 2013, the Company did not have any financial instruments measured at fair value.  The Company’s financial instruments include cash, accounts payable and accrued liabilities, advances from investor and advances from shareholders.  The fair values of these financial instruments approximate their carrying values due to their short-term nature.  Management is of the opinion that the Company is not exposed to significant interest, credit or currency risks from these financial instruments.

Loss per Share

Basic loss per share is calculated by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding during the year.  Diluted loss per share is calculated using the treasury stock method and reflects the potential dilution of securities by including warrants and contingently issuable shares, if any, in the weighted average number of common shares outstanding for a year, if dilutive.  In a loss year, dilutive common shares are excluded from the loss per share calculation as the effect would be anti-dilutive.  Accordingly, for the years ended March 31, 2014 and 2013, the basic loss per share was equal to diluted loss per share as there were no dilutive securities.

Comprehensive Income (Loss)

ASC 220 “Comprehensive Income” establishes standards for reporting and display of comprehensive income, its components and accumulated balances.   The net loss is equivalent to the comprehensive loss for the periods presented.

Converted Carbon Technologies Corp.
Notes to Financial Statements
(Stated in Canadian Dollars)
March 31, 2014 and 2013

3.)	Summary of Significant Accounting Policies

New Accounting Pronouncements

In December 2011, the FASB issued ASU 2011-11 "Disclosures about Offsetting Assets and Liabilities" and in January 2013 issued ASU No. 2013-01 “Clarifying the Scope of Disclosures About Offsetting Assets and Liabilities”.  These standards create new disclosure requirements regarding the nature of an entity’s rights of setoff and related arrangements associated with its derivative instruments, repurchase agreements, and securities lending transactions. Certain disclosures of the amounts of certain instruments subject to enforceable master netting arrangements would be required, irrespective of whether the entity has elected to offset those instruments in the statement of financial positions. ASU 2011-11 and ASU 2013-01 are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of ASU 2011-11 did not have a material impact on the Company’s financial position or results of operations.

In July 2013, the FASB issued ASU No. 2013-11 “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”. The objective of ASU No. 2013-11 is to provide guidance on the financial statement presentation of an unrecognized tax benefit when a net loss carryforward, similar tax loss, or tax credit carryforward exists. The amendments in this standard are effective prospectively for interim and annual reporting periods beginning after December 15, 2013. The Company is evaluating the effect, if any, the adoption of ASU No. 2013-11 will have on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption.

4.)	Property and Equipment

	Cost	2014 Accumulated Amortization	Cost	2013 Accumulated Amortization
Computer equipment	$1,865	$560	-	-
Production equipment	27,236	5,447	-	-
Leasehold improvements	10,954	730	-	-
Total	$40,055	$6,737	$-	$-

Net carrying amount		$33,318		$-

During the year ended March 31, 2014 the Company recorded total amortization of $6,737 (2013 - $Nil) which was recorded to amortization expense on the statements of operations.

5.)	Intangible Assets

The Company has recorded allowed patents pending with a cost of $7,141 at March 31, 2014 (2013 - $5,961) that are not currently being amortized and accordingly, the Company did not record amortization expense relating to its intangible assets for the years ended March 31, 2014 and 2013.

Converted Carbon Technologies Corp.
Notes to Financial Statements
(Stated in Canadian Dollars)
March 31, 2014 and 2013

6.)	Advances from Investor

During the year ended March 31, 2012, the Company received $25,000 from a prospective investor for the sale of 44,642 units of the Company at $0.56 per unit which were issued subsequent to March 31, 2014 (see Note 13).  This balance was reflected as Advances from Investor as at March 31, 2013.  During the year ended March 31, 2014, this balance was subsequently reclassified to Equity to be Issued, as the Company had met the requirement to raise a minimum offering of $100,000 in subscription proceeds prior to January 15, 2014.  If this minimum offering had not been met, no units would have been issued and any proceeds received by the Company would have been returned.

7.)	Advances from Shareholders

As at March 31, 2014, the Company had received cumulative working capital advances in the amount of $431,406 (2013 - $425,573) from two shareholders who are also officers and directors of the Company.   These advances are unsecured, non-interest bearing and payable upon demand.

8.)	Capital Stock

Authorized

The Company is authorized to issue an unlimited number of common shares with no par value.

Issued and Outstanding

Founders of the Company received 8,606,250 common shares of the Company for nominal consideration.

The total number of voting common shares issued and outstanding at March 31, 2014 was 8,606,250 (2013 – 8,606,250) issued to the founders of the Company for nominal proceeds of $100.  No dividends were declared or paid by the Company during the period from inception to March 31, 2014.

On June 3, 2013, the Company effected a 2:1 stock split.  All share and per share numbers have been restated to reflect the effect of the stock split retrospectively.

As at March 31, 2014, the Company had received subscription proceeds of $328,180 (2013 - $25,000) pursuant to subscription agreements for 315,339 units of the Company (2013 – 44,642 units), with each unit comprised of one common share and one-half of one common share purchase warrant.  Each whole warrant is exercisable at $1.68 per share for the first twelve months and $2.24 per share for the second twelve month period to expiration.  The private placement closed and the common shares and warrants were issued subsequent to March 31, 2014 (see Note 13).

Converted Carbon Technologies Corp.
Notes to Financial Statements
(Stated in Canadian Dollars)
March 31, 2014 and 2013

9.)	Income Taxes

The following table reconciles the income tax benefit at the Canadian statutory rate to income tax benefit at the Company’s effective tax rates.

	2014	2013
Loss before income taxes	$(232,956)	$(91,369)
Statutory tax rate	26.5%	26.5%
Expected income tax (recovery)	$(62,000)	$(23,000)
Non-deductible items	1,000	1,000
Change in valuation allowance	61,000	22,000
Total income taxes (recovery)	$-	$-

Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities and their respective tax bases for financial reporting purposes.   Deferred tax assets as at March 31, 2014 and 2013 are comprised of the following:

	2014	2013
Net operating loss carry forwards	$187,000	93,000
Equipment and leasehold improvements		33,000
Valuation allowance	(187,000)	(126,000)
Net deferred tax asset	$-	$-

The Company has net operating loss carry forwards of approximately $706,000 (2013 - $351,000)which may be carried forward to apply against future year income for Canadian income tax purposes, subject to final determination by taxing authorities, expiring in the following years:

Expiry

2029	$65,000
2030	83,000
2031	29,000
2032	81,000
2033	93,000
2034	355,000
Total	$706,000

The deferred tax assets have not been recognized because at this stage of the Company’s development, it is not determined that future taxable profits will be available against which the Company can utilize such deferred tax assets.  Tax years 2009 through 2014 remain open to examination by the taxing jurisdictions to which the Company is subject.  The Company has not been notified by any taxing jurisdictions of any proposed or planned examination.  The Company has non-refundable tax credits as at March 31, 2014 of $5,449 (2013 - $5,449) which expire in the year 2031.

Converted Carbon Technologies Corp.
Notes to Financial Statements
(Stated in Canadian Dollars)
March 31, 2014 and 2013

10.)	Commitments and Contingencies

The Company entered into a five (5) year operating lease for office and production facilities.  The lease commenced on December 1, 2013 and expires on November 30, 2018.  The base monthly rental is $1,362 plus the Company’s estimated portion of property taxes and operating expenses which are currently $782 per month.  The future commitments pursuant to this lease arrangement, including property taxes and operating expenses are:

2015	$25,732
2016	25,732
2017	25,732
2018	25,732
2019	17,154

For the year ended March 31, 2014, rental expenses related to this lease were $6,427 (2013 - $nil).

On June 7, 2013, the Company agreed to issue an officer of the Company, 22,500 warrants exercisable at the price of a future offering to be issued after the close of the private placement.  These warrants were issued subsequent to March 31, 2014, with an exercise price of $1.12 per share and an expiration date of June 7, 2016. (See Note 13)

On March 11, 2014, the Company entered into a consulting agreement to assist and advise the Company in matters concerning corporate finance and the Company’s current and proposed financing activities for the period commencing April 1, 2014 and ending December 31, 2014.  Pursuant to this agreement, the Company agreed to issue to the consultant, that number of warrants equal to 5% of the fully-diluted shares of the Company as at the date of the closing of a proposed financing.  Subsequent to the signing of the agreement the number was fixed on September 5, 2014 at a total of 625,000 warrants Each warrant will be exercisable at USD$0.04 per common share for a period of three years.  Of the warrants to be issued, 300,000 will vest on September 5th, 2014 with the unvested portion vesting pro-rata for each US$250,000 raised in the offering, fully vesting upon US$1,500,000 being raised.

See Note 13 with respect to employment agreements entered into subsequent to March 31, 2014.

11.)	Related Party Transactions

Included in accounts payable and accrued liabilities as at March 31, 2014 is $64,030 (2013 - $52,030) owing to two directors who are also officers and significant shareholders of the Company for unpaid management fees.  This balance is unsecured, non-interest bearing and due on demand.

See also Notes 10 and 13.

Converted Carbon Technologies Corp.
Notes to Financial Statements
(Stated in Canadian Dollars)
March 31, 2014 and 2013

12.)	Financial Instruments

(a)	Liquidity risk

Liquidity risk is the risk that the Company will not have sufficient cash resources to meet its financial obligations as they come due. The Company’s liquidity and operating results may be adversely affected if its access to the capital market is hindered, whether as a result of a downturn in stock market conditions generally or matters specific to the Company. The Company generates cash flow primarily from its financing activities and advances from shareholders. As at March 31, 2014, the Company had cash of $64,674 (2013  - $4,001) to settle current liabilities of $518,936 (2013 - $502,603). All of the Company's financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms. The Company regularly evaluates its cash position to ensure preservation and security of capital as well as liquidity.

In the normal course of business, management considers various alternatives to ensure that the Company can meet some of its operating cash flow requirements through financing activities, such as private placements of common stock, preferred stock offerings and offerings of debt and convertible debt instruments as well as through merger or acquisition opportunities. Management may also consider strategic alternatives, including strategic investments and divestitures. As future operations may be financed out of funds generated from financing activities, the ability to do so is dependent on, among other factors, the overall state of capital markets and investor appetite for investments in the green technology industry and the Company’s securities in particular. Should the Company elect to satisfy its cash commitments through the issuance of securities, by way of either private placement or public offering or otherwise, there can be no assurance that the efforts to obtain such additional funding will be successful, or achieved on terms favorable to the Company or its existing shareholders. If adequate funds are not available on favorable terms, the Company may have to reduce substantially or eliminate expenditures or obtain funds through other sources such as divestiture or monetization of certain assets or sublicensing (where permitted) of certain rights to certain of the Company’s technologies or products.

(b)	Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Cash deposits with a major Canadian chartered bank are insured by the Canadian Deposit Insurance Corporation up to $100,000.  As at March 31, 2014, the Company held $64,674 (2013 - $4,001) with a major Canadian chartered bank.

(c)	Foreign exchange risk

The Company principally operates within Canada.  The Company’s functional currency is the Canadian dollar and major purchases are transacted in Canadian dollars.  Management believes the foreign exchange risk derived from currency conversions is negligible and therefore does not hedge its foreign exchange risk.

(d)	Interest rate risk

The Company does not have any interest-bearing debt. The Company invests any cash surplus to its operational needs in investment-grade short-term deposit certificates issued by highly rated Canadian banks. The Company periodically assesses the quality of its investments and is satisfied with the credit rating of the bank.

Converted Carbon Technologies Corp.
Notes to Financial Statements
(Stated in Canadian Dollars)
March 31, 2014 and 2013

13.)	Subsequent Events

On April 11, 2014, the Company granted 5,000 warrants exercisable at $1.12 per share until June 7, 2016, to a consultant as a finder’s fee.

On April 23, 2014, the Company entered into employment agreements with three officers of the Company effective July 1, 2014.  These contracts contain minimum commitments of approximately $427,000 per year for three years and additional contingent payments of up to approximately $600,000 upon the occurrence of a change of control.

On June 6, 2014, the Company closed a private placement for gross proceeds of $647,860 of which $328,180 was received as at March 31, 2014 and reflected as equity to be issued.  Pursuant to the private placement, the Company issued 556,125 units at $1.12 per unit for gross proceeds of $622,860 and 44,642 units at $0.56 per unit for gross proceeds of $25,000, with each unit comprised of one (1) common share and one-half of one (1/2) common share purchase warrant.  Each whole warrant is exercisable at $1.68 per share within the first twelve months of the close of the private placement and $2.24 per share for the second twelve month period to expiration.  Immediate family members of management subscribed for 57,000 units for gross proceeds of $63,840 pursuant to this private placement.

The Company plans to file a Form S-1 Registration Statement with the U.S. Securities and Exchange Commission as an initial registration of its common shares on the Over the Counter securities market in the United States (“OTCBB”).

On June 6, 2014, the Company granted 22,500 warrants to an officer of the Company with an exercise price of $1.12 per share, expiring June 7, 2016.

The Annual Special Shareholders meeting held on August 28, 2014 approved the following items:

●	The name change to Algae Dynamics Corp.,

●	A motion to implement a 1 for 4 reverse stock split

●	A motion to approve an incentive stock option plan applicable to the directors, employees and service providers.

The Company effected a 1-for-4 reverse stock split of its issued and outstanding common stock on August 28, 2014. All share and per share amounts related to issued and outstanding common stock and outstanding warrants exercisable for common stock included in these financial statements and notes to the financial statements have been retroactively adjusted for all periods presented to reflect the reverse stock split.

Unaudited Condensed Interim Financial Statements of

ALGAE DYNAMICS CORP.

(Formerly Converted Carbon Technologies Corp.)

September 30, 2014 and 2013
(Stated in Canadian Dollars)

ALGAE DYNAMICS CORP. (Formerly Converted Carbon Technologies Corp.)
Condensed Interim Balance Sheets
(Stated in Canadian Dollars)
(Unaudited)

	As at September 30,	As at March 31,
	2014	2014

ASSETS

Current Assets
Cash	$56,213	$64,674
Prepaid expenses	4,951	12,124
Amounts receivable	25,124	7,875
Total Current Assets	86,288	84,673

Equipment and leasehold improvements (Note 3)	74,964	33,318

Intangible assets (Note 4)	13,034	7,141

Total Assets	$174,286	$125,132

LIABILITIES

Current Liabilities
Accounts payable and accrued liabilities (Note 9)	$134,981	$87,530
Advances from shareholders (Note 5)	424,937	431,406
Warrant liability (Note 6b)	237,300	-
Total Current Liabilities	797,218	518,936

STOCKHOLDERS' (DEFICIENCY)

Common stock (Note 6a), $Nil par value, unlimited amount authorized, 9,207,010 issued and outstanding as of Sept 30, 2014, (March 31, 2014 - 8,606,250)	475,552	100
Warrants (Note 6b)	190,198	-
Equity to be issued (Note 6a)	-	328,180
Accumulated deficit	(1,288,682)	(722,084)
Total Stockholders' (Deficiency)	(622,932)	(393,804)

Total Liabilities and Stockholders' (Deficiency)	$174,286	$125,132

Going Concern (Note 1)
Commitments and Contingencies (Note 8)

ALGAE DYNAMICS CORP. (Formerly Converted Carbon Technologies Corp.)
Condensed Interim Statements of Operations and Comprehensive Loss
(Stated in Canadian Dollars)
(Unaudited)

	For the	For the	For the	For the
	Three Month	Three Month	Six Month	Six Month
	Period Ended	Period Ended	Period Ended	Period Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013

OPERATING EXPENSES
Amortization expense (Note 3)	$4,840	$-	$8,676	$-
Business development	10,711	3,844	15,813	7,171
Management and contract fees	90,875	12,500	119,875	12,500
Occupancy costs	7,249	988	15,505	2,306
Office and general	10,226	658	15,783	1,792
Professional fees (Note 6b)	160,411	-	355,967	6,161
Property insurance	3,525	-	5,979	-
Research and development	8,331	596	14,538	1,430
Telephone and internet services	3,359	2,292	6,324	4,233
Travel	1,653	4,648	8,138	5,020
Total Operating Expenses	301,180	25,527	566,598	40,613

Net Loss and Comprehensive Loss for the period	$301,180	$25,527	$566,598	$40,613

Net loss per common share -
basic and diluted	$0.03	$0.00	$0.06	$0.00

Weighted average common shares
outstanding - basic and diluted	9,207,010	8,606,250	8,899,320	8,606,250

The accompanying notes are an integral part of these condensed interim financial statements

ALGAE DYNAMICS CORP. (Formerly Converted Carbon Technologies Corp.)
Condensed Interim Statements of Stockholders' Equity (Deficiency)
(Stated in Canadian Dollars)
(Unaudited)

	Common	Common
	Shares	Shares		Equity to	Accumulated	Stockholders'
	Number	Amount	Warrants	be Issued	Deficit	(Deficiency)

March 31, 2013	8,606,250	$100	$-	$-	$(489,128)	$(489,028)

Unit subscriptions	-	-	-	328,180	-	328,180
received
Net loss and
comprehensive loss
for the year	-	-	-	-	(232,956)	(232,956)
March 31, 2014	8,606,250	$100	$-	$328,180	$(722,084)	$(393,804)
Unit subscriptions
issued (Note 6a)	315,335	328,180	-	(328,180)	-	-
Unit subscriptions
received and issued
and issued (Note 6a)	285,425	319,680	-	-	-	319,680
Valuation of
warrants (Note 6b)		(171,308)	171,308	-	-	-
Warrants granted
for services (Note 6b)		-	19,290	-	-	19,290
Unit issue costs	-	(1,100)	(400)	-	-	(1,500)
Net loss and
comprehensive loss
for the period	-	-	-	-	(566,598)	(566,598)
September 30, 2014	9,207,010	$475,552	$190,198	$-	$(1,288,682)	$(622,932)

The accompanying notes are an integral part of these condensed interim financial statements

ALGAE DYNAMICS CORP. (Formerly Converted Carbon Technologies Corp.)
Condensed Interim Statements of Cash Flows
(Stated in Canadian Dollars)
(Unaudited)

	For the	For the
	Six Month	Six Month
	Period Ended	Period Ended
	September 30,	September 30,
	2014	2013

Operating activities

Net loss for the period	$(566,598)	$(40,613)
Items not affecting cash
Amortization	8,676	-
Stock based compensation (Note 6b)	256,590	-

Items not affecting cash
Prepaid expenses	7,173	-
Amounts receivable	(17,249)	1,670
Accounts payable	47,451	-
Net cash flows used in operating activities	(263,957)	(38,943)

Financing activities
Advances from shareholders	(6,469)	12,118
Unit subscriptions received	319,680	120,000
Unit issue costs	(1,500)	-
Net cash flows from financing activities	311,711	132,118

Investing activities
Investment in equipment and leasehold improvements	(50,322)	-
Investment in patents	(5,893)	-
Net cash flows used in investing activities	(56,215)	-

Net change in cash	(8,461)	93,175
Cash position - beginning of period	64,674	4,001

Cash position - end of period	$56,213	$97,176

The accompanying notes are an integral part of these condensed interim financial statements

Algae Dynamics Corp. (Formerly Converted Carbon Technologies Corp.)
Notes to the Condensed Interim Financial Statements
(Stated in Canadian Dollars)
(Unaudited)
September 30, 2014

1.)	Nature of the Business and Going Concern

Algae Dynamics Corp. (the “Company”) was incorporated under the Canada Business Corporations Act on October 7, 2008 as Converted Carbon of Canada Corp.  On November 19, 2010, the Company amended its Articles of Incorporation to change its name to Converted Carbon Technologies Corp.   On August 28, 2014, the Company further amended its Articles of Incorporation to change its name to Algae Dynamics Corp.

The Company is a nutrient ingredient company and has developed a scalable Pure-BioSilo™ for sanitary cultivation of microalgae targeted to the functional food and beverage additives and supplement markets.  The Company’s planned principal operations are the design, engineering and manufacturing of a proprietary algae cultivation system for the high volume production of pure contaminant-free algae biomass.  The Company is currently conducting research and development activities to operationalize certain technology currently in the patent application stage, so it can produce pure contaminate-free algae biomass.

During the six month period ended September 30, 2014, the Company closed a Private Placement in the amount of $647,860.  The Company is also in the process of raising additional equity capital to support the completion of its development activities to begin production of pure contaminate-free algae biomass as soon as possible.

The Company’s activities are subject to significant risks and uncertainties, including failing to obtain patents and failing to secure additional funding to operationalize the Company’s current technology before another company develops similar technology.

These condensed interim financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business.  The Company is in the development stage and has not yet realized profitable operations and has relied on non-operational sources to fund operations.  The Company has suffered recurring losses and additional future losses are anticipated as the Company has not yet been able to generate revenue.  In addition, as of September 30, 2014, the Company has a working capital deficiency of $710,930 (March 31, 2014 - $434,263) and an accumulated deficit of $1,288,682 (March 31, 2014 - $722,084).  The Company’s ability to continue as a going concern is dependent on successfully executing its business plan, which includes the raising of additional funds.  The Company will continue to seek additional forms of debt or equity financing, but it cannot provide assurances that it will be successful in doing so.    These circumstances raise substantial doubt as to the ability of the Company to meet its obligations as they come due and accordingly, the appropriateness of the use of accounting principles applicable to a going concern.   The accompanying condensed interim financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.  Such adjustments could be material.

Algae Dynamics Corp. (Formerly Converted Carbon Technologies Corp.)
Notes to the Condensed Interim Financial Statements
(Stated in Canadian Dollars)
(Unaudited)
September 30, 2014

2.) Presentation of Financial Statements

Basis of Presentation

These unaudited condensed interim financial statements should be read in conjunction with the financial statements for the Company’s most recently completed fiscal year ended March 31, 2014. These condensed interim financial statements do not include all disclosures required in annual financial statements, but rather are prepared in accordance with recommendations for interim financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). These unaudited condensed interim financial statements have been prepared using the same accounting policies, and methods as those used by the Company in the annual audited financial statements for the year ended March 31, 2014, except when disclosed below.

The unaudited condensed interim financial statements contain all adjustments (consisting of only normal recurring adjustments) which are necessary to present fairly the financial position of the Company as at September 30, 2014, and the results of its operations for the three and six month periods ended September 30, 2014 and 2013 and its cash flows for the six month periods ended September 30, 2014 and 2013. Note disclosures have been presented for material updates to the information previously reported in the annual audited financial statements.

In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-10 “ASU 2014-10” to eliminate certain financial reporting requirements for development stage entities.  The amendments in ASU 2014-10 remove the incremental financial reporting requirements from US GAAP for development stage entities, including the presentation of inception-to-date information in the statements of income, cash flows and shareholder equity, and disclosure of the financial statements as those of a development stage entity.

Estimates

The preparation of these condensed interim financial statements has required management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of the revenues and expenses during the reporting period.

On an ongoing basis, the Company evaluates its estimates, including those related to provision for doubtful accounts, accrued liabilities, income taxes, stock based compensation and intangible assets. The Company bases its estimates on historical experiences and on various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates. As adjustments become necessary, they are reported in earnings in the period in which they become known.

Algae Dynamics Corp. (Formerly Converted Carbon Technologies Corp.)
Notes to the Condensed Interim Financial Statements
(Stated in Canadian Dollars)
(Unaudited)
September 30, 2014

3.)	Property and Equipment

	September 30, 2014		March 31, 2014
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Computer equipment	$3,558	$1,009	$1,865	$560
Production equipment	63,444	11,247	27,236	5,447
Leasehold improvements	23,375	3,157	10,954	730
Total	$90,377	$15,413	$40,055	$6,737

Net carrying amount		$74,964		$33,318

During the three and six  month periods ended September 30, 2014, the Company recorded total amortization of $4,840 and $8,676 respectively, (2013 - $Nil and $Nil, respectively) which was recorded to amortization expense on the statements of operations.

4.)	Intangible Assets

The Company has patents pending with a cost of $13,034 as at September 30, 2014 (March 31, 2014 - $7,141) that are not currently being amortized and accordingly, the Company did not record amortization expense relating to its intangible assets for the three and six month periods ended September 30, 2014 and 2013.

5.)	Advances from Shareholders

As at September 30, 2014, the Company had received cumulative working capital advances in the amount of $424,937 (March 31, 2014 - $431,406) from two shareholders who are also officers and directors of the Company.   These advances are unsecured, non-interest bearing and payable upon demand.

6.)	Capital Stock

(a) Common Shares

Authorized

The Company is authorized to issue an unlimited number of common shares with no par value.

Issued and Outstanding

On June 6, 2014, the Company closed a private placement for gross proceeds of $647,860 of which $328,180 was received as at March 31, 2014 and reflected as equity to be issued.  Pursuant to the private placement, the Company issued 556,125 units at $1.12 per unit for gross proceeds of $622,860 and 44,642 units at $0.56 per unit for gross proceeds of $25,000, with each unit comprised of one (1) common share and one-half of one (1/2) common share purchase warrant.   Each whole warrant is exercisable at $1.68 per share within the first twelve months of the close of the private placement and $2.24 per share for the second twelve month period to expiration.   Immediate family members of management

Algae Dynamics Corp. (Formerly Converted Carbon Technologies Corp.)
Notes to the Condensed Interim Financial Statements
(Stated in Canadian Dollars)
(Unaudited)
September 30, 2014

6.)	Capital Stock (continued)

(b) Warrants

                As at September 30, 2014, the following warrants were outstanding:

Expiry Date	Number of Warrants	Number of Warrants Exercisable	Weighted Average Exercise Price			Grant Date Fair Value Equity	Fair Value at September 30, 2014 of Vested Warrants Liability

June 6, 2016	300,383	300,383		$1.68	*	$170,908	$-
June 7, 2016	5,000	5,000		$1.12		3,180	-
June 6, 2017	22,500	22,500		$1.12		16,110	-
April 1, 2017	625,000	300,000	USD $	0.04		-	237,300
	952,883	627,883		$0.67		$190,198	$237,300

*Exercisable at $1.68 during the first year and at $2.24 during the second year.

In connection with a private placement offering completed during the six month period ended September 30, 2014, the Company granted an aggregate of 300,383 share purchase warrants, to the participants each exercisable into one common share as follows: 300,383 at $1.68 during the first year and at $2.24 during the second year exercisable on or before June 6, 2016.  The fair value of the warrants at the date of grant was $170,908 and was estimated using the Black-Scholes option pricing model, based on the following weighted average assumptions: expected dividend yield of 0%; expected volatility of 173%; risk free interest rate of 1.06%; and expected term of 2.00 years.

The Company also issued 27,500 warrants to consultants of the Company valued at $19,290 of which 22,500 warrants were granted to an officer of the Company for consulting services.  The compensation has been included in professional fees on the condensed interim statements of operations. Each warrant entitles the holder to purchase one common share at an exercise price of $1.12 for a period ranging from 2.15 to 3 years after the date of issuance.  The fair value of the warrants at the date of grant was $19,290 and was estimated using the Black-Scholes option pricing model, based on the following weighted average assumptions:  expected dividend yield of 0%; risk free interest rate of 1.14%; expected volatility of 182%; and expected term of 2.85 years.

In connection with a consulting agreement (see Note 8), the Company granted 625,000 common share purchase warrants with each warrant entitling the grantee to acquire one common share in the capital of the Company at an exercise price of USD$0.04 ($0.043) at any time prior to April 1, 2017.  Of the warrants granted, 300,000 vested on September 3, 2014 with the unvested portion vesting pro-rata for each USD$250,000 ($280,200) raised in an offering, fully vesting upon USD$1,500,000 ($1,681,200) being raised.   The fair value of the 625,000 warrants  at the date of grant was $500,000 and was estimated using the Black-Scholes option pricing model, based on the following assumptions: expected dividend yield of 0%; expected volatility of 159%; risk free interest rate of 1.25%; and expected term of 3 years.

Algae Dynamics Corp. (Formerly Converted Carbon Technologies Corp.)
Notes to the Condensed Interim Financial Statements
(Stated in Canadian Dollars)
(Unaudited)
September 30, 2014

6.)	Capital Stock (continued)

ASC 815 "Derivatives and Hedging" indicates that warrants with exercise prices denominated in a currency other than an entity's functional currency should not be classified as equity. As a result, these warrants have been treated as derivatives and recorded as liabilities carried at their fair value, with period-to-period changes in the fair value recorded as a gain or loss in the condensed interim statements of operations and comprehensive loss. The Company treated the compensation warrants as a liability upon their issuance.

As at September 30, 2014, the fair value of the 625,000 warrants was $494,375 which was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: expected dividend yield of 0%; expected volatility of 144%; risk-free interest rate of 1.16% and expected term of 2.5 years.  Of this amount, $237,300 was reflected as a liability as at September 30, 2014, representing the percentage of the fair value of the warrants that is equal to the percentage of the requisite service that has been rendered at September 30, 2014.

For the three and six month periods ended September 30, 2014, the Company recorded $98,119 and $237,300 respectively (2013 - $Nil and $Nil) as compensation expense for warrants issued to a consultant for service, net of a mark to market adjustment for the three and six month periods ended September 30, 2014 of $2,526 and $2,700 respectively. This expense was recorded as professional fees on the condensed interim statements of operations and comprehensive loss.

The warrant liability is classified as Level 3 within the fair value hierarchy (See Note 10).  The Company’s computation of expected volatility for the period ended September 30, 2014 is based on the market close price of comparable public entities over the period equal to the expected life of the warrants.  The Company’s computation of expected life is calculated using the contractual life.

7.)	Income Taxes

The Company has no taxable income under Canadian Federal and Provincial tax laws for the three and six month periods ended September 30, 2014 and 2013.  The Company has non-capital loss carryforwards at September 30, 2014 totalling approximately $980,000, which may be offset against future taxable income.   If not used, the loss carryforwards will expire between 2029 and 2035.

Algae Dynamics Corp. (Formerly Converted Carbon Technologies Corp.)
Notes to the Condensed Interim Financial Statements
(Stated in Canadian Dollars)
(Unaudited)
September 30, 2014

8.)	Commitments and Contingencies

The Company entered into a five (5) year operating lease for office and production facilities.  The lease commenced on December 1, 2013 and expires on November 30, 2018.  The base monthly rental is $1,362 plus the Company’s estimated portion of property taxes and operating expenses which are currently $782 per month.  The future commitments pursuant to this lease arrangement, including property taxes and operating expenses for the fiscal periods ending March 31 are:

2015                                $  12,866
2016                                    25,732
2017                                    25,732
2018                                    26,064
2019                                    17,376

For the three and six month periods ended September 30, 2014, rental expenses related to this lease were $6,433 and $12,866, respectively (2013 - $Nil and $Nil, respectively).

On March 11, 2014 and as amended on July 18, September 3, 2014 and again on September 5, 2014, the Company entered into a consulting agreement to assist and advise the Company in matters concerning corporate finance and the Company’s current and proposed financing activities for the period commencing April 1, 2014 and ending December 31, 2014.  Pursuant to this agreement, the Company agreed to issue to this consulting corporation (the “Consultant”), 625,000 warrants of the Company. Each warrant will be exercisable at USD$0.044 per common share for a period of three years.  Of the warrants granted, 300,000 vested on September 3, 2014 with the unvested portion vesting pro-rata for each USD$250,000 ($280,200) raised in the offering, fully vesting upon USD$1,500,000 ($1,681,200) being raised.   During the three month period ended September 30, 2014, the President of the Consultant became a director of the Company.

On April 23, 2014, the Company entered into employment agreements with three officers of the Company effective July 1, 2014.  These contracts contain minimum aggregate commitments of approximately $427,000 per year for three years and additional contingent payments of up to approximately $600,000 in aggregate upon the occurrence of a change of control.  As a triggering event has not taken place, the contingent payments have not been reflected in these condensed interim financial statements.

9.)	Related Party Transactions

Included in accounts payable and accrued liabilities as at September 30, 2014 is $52,030 (March 31, 2014 - $64,030) owing to two directors who are also officers and significant shareholders of the Company for unpaid management fees.  This balance is unsecured, non-interest bearing and due on demand.

See also Notes 6a, 6b and 8.

Algae Dynamics Corp. (Formerly Converted Carbon Technologies Corp.)
Notes to the Condensed Interim Financial Statements
(Stated in Canadian Dollars)
(Unaudited)
September 30, 2014

10.)	Financial Instruments

(a)	Liquidity risk

Liquidity risk is the risk that the Company will not have sufficient cash resources to meet its financial obligations as they come due. The Company’s liquidity and operating results may be adversely affected if its access to the capital market is hindered, whether as a result of a downturn in stock market conditions generally or matters specific to the Company. The Company generates cash flow primarily from its financing activities and advances from shareholders. As at September 30, 2014, the Company had cash of $56,213 (March 31, 2014 - $64,674) to settle current liabilities of $797,218 (March 31, 2014 - $518,936). All of the Company's financial liabilities other than the warrant liability of $237,300 have contractual maturities of less than 30 days and are subject to normal trade terms. The Company regularly evaluates its cash position to ensure preservation and security of capital as well as liquidity.

In the normal course of business, management considers various alternatives to ensure that the Company can meet some of its operating cash flow requirements through financing activities, such as private placements of common stock, preferred stock offerings and offerings of debt and convertible debt instruments as well as through merger or acquisition opportunities. Management may also consider strategic alternatives, including strategic investments and divestitures. As future operations may be financed out of funds generated from financing activities, the Company’s ability to do so is dependent on, among other factors, the overall state of capital markets and investor appetite for investments in the green technology industry and the Company’s securities in particular. Should the Company elect to satisfy its cash commitments through the issuance of securities, by way of either private placement or public offering or otherwise, there can be no assurance that the efforts to obtain such additional funding will be successful, or achieved on terms favorable to the Company or its existing shareholders. If adequate funds are not available on terms favorable to the Company, it may have to reduce substantially or eliminate expenditures or obtain funds through other sources such as divestiture or monetization of certain assets or sublicensing (where permitted) of certain rights to certain of the Company’s technologies or products.

(b)	Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Cash deposits with a major Canadian chartered bank are insured by the Canadian Deposit Insurance Corporation up to $100,000.  As at September 30, 2014, the Company held $56,213 (March 31, 2014 - $64,674) with a major Canadian chartered bank.

Algae Dynamics Corp. (Formerly Converted Carbon Technologies Corp.)
Notes to the Condensed Interim Financial Statements
(Stated in Canadian Dollars)
(Unaudited)
September 30, 2014

10.)	Financial Instruments (continued)

(c)	Foreign exchange risk

The Company principally operates within Canada.  The Company’s functional currency is the Canadian dollar and major purchases are transacted in Canadian dollars.  Management believes the foreign exchange risk derived from currency conversions is negligible and therefore does not hedge its foreign exchange risk. See also Note 10 e.

(d)	Interest rate risk

The Company does not have any interest-bearing debt. The Company invests any cash surplus to its operational needs in investment-grade short-term deposit certificates issued by highly rated Canadian banks. The Company periodically assesses the quality of its investments and is satisfied with the credit rating of the bank.

(e)           Derivative liability – warrant liability

In connection with a consulting agreement, the Company granted warrants to purchase up to 625,000 common shares of the Company as disclosed in Note 6 (b).  The warrants have an exercise price of USD$0.04 ($0.044).  The warrants are exercisable at any time prior to April 1, 2017.  The warrants are accounted for as derivative liabilities because the exercise price is denominated in a currency other than the Company’s functional currency.

The table below summarizes the fair value of the Company’s financial liabilities measured at fair value:

	Fair Value at September 30,	Fair Value Measurement Using
	2014	Level 1	Level 2	Level 3
Derivative liability – Warrants	$237,300	$-	$-	$237,300

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 financial liabilities (warrant derivative liability) for the periods ended September 30, 2014 and March 31, 2014:

	September 30, 2014	March 31, 2014
Balance at beginning of period
Additions to derivative instruments, recognized in earnings as professional fees	$-	$-
Change in fair market value, recognized in earnings as professional fees	240,000	-
Balance at end of period	(2,700)	-
	$237,300	$-

Algae Dynamics Corp. (Formerly Converted Carbon Technologies Corp.)
Notes to the Condensed Interim Financial Statements
(Stated in Canadian Dollars)
(Unaudited)
September 30, 2014

10.)	Financial Instruments (continued)

(e)	Derivative liability – warrant liability (continued)

These instruments were valued using pricing models that incorporate the price of a share of common stock (based upon the price of the most recent private placement), volatility, risk free rate, dividend rate and estimated life.   The Company estimated the value of the warrants using the Black-Scholes model.   There were no transfers of assets or liabilities between Level 1, Level 2, or Level 3 during the periods ended September 30, 2014 and March 31, 2014.

The following are the key assumptions used in connection with this computation:

	September 30, 2014
Number of shares underlying the warrants		625,000
Fair market value of the stock		$0.82
Exercise price	USD$	0.04
		$(0.044)
Expected volatility		144%
Risk-free interest rate		1.16%
Expected dividend yield		0%
Expected warrant life (years)		2.5

11.)	Subsequent Event

On October 22, 2014, the Company issued 6,700 units in settlement of debt owed to a vendor of USD$10,050 ($11,256), each unit is comprised of one (1) common share and one-half of one (1/2) common share purchase warrant.  Each whole warrant is exercisable at USD$1.50 ($1.68) per share within twenty four (24) months of the date of issuance.

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this offereing, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to thier unsold allotments or subscriptions.

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.              Other Expenses of Issuance and Distribution.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the Registrant, are as follows:

SEC Registration Fee	$500
Printing Expenses	6,000
Accounting Fees and Expenses	15,000
Legal Fees and Expenses	30,000
Blue Sky Fees/Expenses	-
Transfer Agent Fees	2,000
TOTAL	$53,500

Item 14.	Indemnification of Directors and Officers.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Section 11.02 of the Company's Bylaws, filed as Exhibit 3.2 to the Registration Statement.
2.	In the Employment Agreement of some of the officers (who also serve as Directors).

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the Company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they have acted honestly and in good faith with a view to the Company's best interests.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this Registration Statement, the Registrant has sold the following securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”), as follows:

The Company entered into an advisory agreement with Connectus Inc. dated as of March 11, 2014 in connection with development of the Company’s business plan and financial strategies for the Company. As consideration for the advisory agreement, the Company issued to Connectus 625,000 (post-split) three-year warrants of the Company (the “Advisory Warrants”) exercisable at US$0.04 per common share. Of the Advisory Warrants, 300,000 vested over time and have fully-vested and the balance vest one-sixth for each $250,000 raised in the Company’s initial offering of securities registered under the Securities Act with all warrant shares vesting upon the Company having raised $1,500,000. The issuance of the Advisory Warrants was exempt from registration under Section 4(2) of the Securities Act.

In June 2014, the Company issued an aggregate of 2,403,071 common shares and 1,201,536 warrants to purchase common shares for gross cash proceeds of $647,860 in a private placement to accredited investors which was exempt from registration under the Securities Act pursuant to Regulation S or Regulation D under the Securities Act and/or Section 4(2) thereof.  The offering consisted of units, with each unit consisting of one common share and one common share purchase warrant. One whole warrant is exercisable into one common share at $0.42 within twelve months or $0.56 prior to twenty four months. No brokerage commissions were paid in connection with the issuance of such shares or warrants.

On October 22, 2014 the Company issued 6,700 common shares and 3,350 common share purchase warrants to Joseph P. Galdz in connection with the cancellation of U.S. $10,050 of legal fees. The common share purchase warrants are exercisable for two years at an exercise price of U.S. $1.50 per share. The issuance was exempt from registration under Section 4(2) of the Securities Act.

Item 16.             Exhibits.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K.

Exhibit	Document Description

3.1	(a) Articles of Incorporation.*
(b) Articles of Amendment to Change the Corporation Name*
(c) Articles of Amendment to Eliminate Share Transfer Restrictions and Effect Reverse Stock Split*
3.2	Bylaws.*
4.1	Specimen Stock Certificate *
4.2	Form of Private Placement Warrant to Purchase Common Shares*
5.1	Opinion of The Law Office of Peterson Law Professional Corporation, regarding the legality of the securities being registered.*
10.1	Employment Agreement with Richard Rusiniak*
10.2	Employment Agreement with Paul Ramsay*
10.3	Employment Agreement with Ross Eastley*
10.4	Lease agreement dated October 29, 2013 with 2725312 Canada Inc.*
10.6	(a) Advisory Agreement with Connectus Inc. dated March 11, 2014, as amended*
(b) Amendment to Advisory Agreement with Connectus*
(c) First Tranche Warrant (initially with Connectus, assigned to Apollo Marketing LLC)*
(c) Second Tranche Warrant (initially with Connectus, assigned to Apollo Marketing LLC)*
10.7	(a) Agreement with Sandra Elsley*
(b) Warrant Issued to Sandra Elsley*
10.8	Agreement with Corey Bigras *
23.1	Consent of McGovern, Hurley, Cunningham, LLP.
23.2	Consent of The Law Office of Peterson Law Professional Corporation**
* previously filed
**  Included in Exhibit 5.1

Item 17.             Undertakings.

A.           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)	include any additional or changed material information with respect to the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(5)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(7)	For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities:

The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(d)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

B.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.	The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ontario, Canada on this  19th day of November 2014.

ALGAE DYNAMICS CORP.
(the “Registrant”)

	BY:	/s/ Richard Rusiniak
Richard Rusiniak
Chief Executive Officer and Director

	BY:	/s/ Paul Ramsay
Paul Ramsay
President and Director

	BY:	/s/ Ross Eastley
Ross Eastley
Chief Financial Officer and Director and Principal Accounting Officer

	BY:	/s/ P. Blair Mullin
P. Blair Mullin
Director

	BY:	/s/ W. Cameron McDonald
W. Cameron McDonald
Director